Exhibit 2.1



                            ASSET PURCHASE AGREEMENT


                            Dated as of May 31, 2001


                                 By and Between


                             TYCO ELECTRONICS CORP.,


                                  as Purchaser,


                                       and


                            QUAD SYSTEMS CORPORATION,


                                    as Seller

                                TABLE OF CONTENTS
                                                                Page

ARTICLE 1.  SALE AND PURCHASE OF ASSETS...........................     2

      1.1   Purchased Assets......................................     2
      1.2   Excluded Assets.......................................     6

ARTICLE 2.  PURCHASE PRICE; INVENTORY.............................     7

      2.1   Purchase Price........................................     7
      2.2   Payment of the Purchase Price.........................     7
      2.3   Holdback Amount.......................................     7
      2.4   Determination of Inventory............................     8
      2.5   Post-Closing Adjustment; Preparation of Statements....     8
      2.6   Transaction Costs....................................     10

ARTICLE 3.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY PURCHASER.   11

      3.1   Assumed Liabilities..................................     11
      3.2   Excluded Liabilities.................................     12

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.............     15

      4.1   Representations and Warranties of Seller.............     15
      4.2   Definition of "Best Knowledge."......................     36

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER..........     36

      5.1   Representations and Warranties.......................     36

ARTICLE 6.  COVENANTS AND AGREEMENTS.............................     38

      6.1   Employee Matters.....................................     38
      6.2   Reasonable Efforts to Close..........................     42
      6.3   Disclosures..........................................     42
      6.4   Books and Records and Information....................     42
      6.5   Tax Matters..........................................     43
      6.6   Cure of Defaults.....................................     45
      6.7   Required Consents....................................     45
      6.8   Filings; Other Action................................     46
      6.9   Permit Transfers.....................................     46
      6.10  Bankruptcy Covenants.................................     47
      6.11  Executory Contracts and Unexpired Leases.............     49
      6.12  Further Assurances...................................     50
      6.13  Purchase of Seller's European Assets.................     50

ARTICLE 7.  CONDUCT OF BUSINESS PENDING CLOSING..................     50

      7.1   Conduct of Business Pending Closing..................     50
      7.2   Access and Information...............................     52
      7.3   Cooperation..........................................     52

                           Table of Contents (cont'd.)
                                                                     Page

ARTICLE 8.  OTHER AGREEMENTS.....................................     53

      8.1   Covenant Not to Compete..............................     53
      8.2   Collection of Accounts Receivable on Behalf of Seller.    54

ARTICLE 9.  CLOSING DATE; CONDITIONS AND TRANSACTIONS............     55

      9.1   Closing Date and Place...............................     55
      9.2   Conditions Precedent to the Obligations of Purchaser.     55
      9.3   Conditions Precedent to the Obligations of Seller....     59
      9.4   Non-Compliance with and Termination of this Agreement.    60
      9.5   Survival After Termination; Break-up Fee; Expense
            Reimbursement........................................     62

ARTICLE 10. CLOSING DOCUMENTS....................................     64

      10.1  Seller's Obligations.................................     64
      10.2  Purchaser's Obligations..............................     66
      10.3  Joint Obligations....................................     66

ARTICLE 11. INDEMNIFICATION......................................     66

      11.1  Indemnification by Seller............................     66
      11.2  Indemnification by Purchaser.........................     67
      11.3  Survival of Representations and Warranties: Threshold
            and Deductible.......................................     68
      11.4  Notice and Opportunity to Defend.....................     69
      11.5  Reduction for Insurance..............................     70
      11.6  Environmental Indemnification and Procedures.........     70
      11.7  Priority of Purchaser's Indemnification Claims.......     72

ARTICLE 12. MISCELLANEOUS........................................     72

      12.1  Expenses.............................................     72
      12.2  Intentionally Omitted................................     72
      12.3  Notices..............................................     73
      12.4  Counterparts.........................................     74
      12.5  Entire Agreement.....................................     74
      12.6  Headings.............................................     74
      12.7  Assignment and Amendment of Agreement................     74
      12.8  Governing Law........................................     75
      12.9  Failure to Close.....................................     75
      12.10 Intentionally Omitted................................     75
      12.11 No Third Party Rights................................     75
      12.12 Non-Waiver...........................................     75
      12.13 Severability.........................................     76
      12.14 Incorporation of Schedules...........................     76
      12.15 Consent to Jurisdiction and Service of Process; Waiver
            of Jury Trial........................................     76

                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


            THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 31rst day of May, 2001, by and between Quad Systems Corporation, a Delaware corporation and debtor and debtor-in-possession (the "Seller"), and Tyco Electronics Corporation, a Pennsylvania corporation (the "Purchaser").

                                    RECITALS

            WHEREAS, Seller is engaged in the design, manufacture, sale and marketing of advanced SMT and APT assembly and processing equipment (the "Business");

            WHEREAS, Seller is a debtor and debtor in possession in case no. 00-35667 (the "Bankruptcy Case") filed under chapter 11 of title 11 of the United States Code, as amended (the "Bankruptcy Code"), pending before the United States Bankruptcy Court for the Eastern District of Pennsylvania (the "Bankruptcy Court");

            WHEREAS, Seller wishes to sell, transfer and assign to Purchaser the Purchased Assets (as defined below), pursuant to and in accordance with the terms and conditions of this Agreement;

            WHEREAS, Purchaser wishes to acquire the Purchased Assets and to assume only certain liabilities of Seller relating to the Business, pursuant to and in accordance with the terms and conditions of this Agreement; and

            WHEREAS, the parties desire to consummate the transactions contemplated by this Agreement (the "Proposed Transaction") as promptly as practicable after the Bankruptcy Court enters an order approving the Proposed Transaction (the "Sale Order");







            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

ARTICLE 1.  SALE AND PURCHASE OF ASSETS.
            ---------------------------

            1.1   Purchased Assets.
                  ----------------

            Subject to the terms, conditions and exclusions set forth in this Agreement, and pursuant to sections 363(b) and (f) and 365 of the Bankruptcy Code, Seller will sell to Purchaser, and Purchaser will purchase, acquire and accept from Seller, free and clear of all mortgages, pledges, liens, charges, equities, encumbrances, defects in title, security interests, hypothecations, assessments, easements, encroachments, consents, claims, options, reservations, restrictions, condemnation proceedings, burdens or conflicts of all kinds excepting, with respect to Intellectual Property Rights (as defined in Section 1.1(a) hereof), the rights of persons holding licenses thereto, now or on the date of Closing, and Permitted Liens (as defined in Section 4.1.28) (collectively, "Liens"), all of the assets, properties, rights and business of the Business of every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller (collectively, but in all cases excluding the Excluded Assets (as defined in Section 1.2 hereof), the "Purchased Assets"), as the same shall exist on the Closing Date (as defined in Section 9.1 hereof), including, without limitation, the following:

          (a) all United States and foreign patents, patent applications, licenses, trademarks (whether registered or unregistered), service marks, trade names, brand names, logos (including, without limitation, the rights to the names "Quad Systems", "Quad", "Quad Care" or any derivation thereof), copyrights, internet domain name registrations, and any applications, extensions or renewals thereof, and any other proprietary rights, including, without limitation, know-how, inventions, discoveries and improvements, shop rights, processes, methods and formulae, trade secrets, product drawings, schematic drawings, blueprints, engineering data, specifications, designs and other technical information owned by or licensed to Seller relating to the Business and all of the goodwill associated with the foregoing (collectively, the "Intellectual Property Rights"), certain of which are set forth in Schedule 1.1(a) attached hereto and made a part hereof;


                                       2



          (b) all inventories of Seller relating to the Business, including, without limitation, finished goods, work-in process, raw materials, supplies and other materials (collectively, the "Inventory"), as such Inventory (determined in accordance with Section 2.4 hereof) exists on the Closing Date;

          (c) except as otherwise provided in Section 6.4 hereof, all business records, books, models, tracings, price sheets, films, slides, art work and printing plates, tool drawings, plans, designs, blueprints, computer software (object code and source code, each to the extent transferable) data and the like in the possession of or used by Seller relating to the Business, including, without limitation, customer files, correspondence with customers and account histories, sales literature and promotional or other material pertaining to products designed, manufactured or sold by or for the Business, material relating to the purchase of materials, supplies and services, research and commercial data, records relating to the employees of the Business, consultants and contractors, credit information, catalogs, brochures and training and other manuals (collectively, the "Books and Records");

          (d) all of Seller's rights and interests under all contracts and commitments entered into, accepted, made or submitted by the Business for the sale of goods, including, without limitation, those contracts and commitments specified in Schedule 1.1(d) attached hereto and made a part hereof (as they may exist on the Closing Date), and the rights and interests of Seller under any other contracts and commitments for the sale of goods entered into by Seller for the benefit of the Business in the ordinary course of business between the date of this Agreement and the Closing Date (collectively, the "Customer Orders"), but specifically excluding those contracts and commitments for the sale of goods to customers in Germany identified prior to the Closing Date and set forth on
     Schedule 1.2(d) hereto (to be completed prior to the Closing Date) (collectively, the "Excluded Customer Orders");


                                       3





          (e) all equipment, machinery, furniture, fixtures, vehicles, spare parts, dies, molds, tools, tooling and other items of tangible personal property owned by Seller for the benefit of the Business, including, without limitation, such items as are specified in Schedule 1.1(e) attached hereto and made a part hereof (collectively, the "Equipment");

          (f) all of Seller's rights and interests under the unfilled purchase orders entered into by Seller for the purchase of goods or services for the benefit of the Business existing as of the date of this Agreement and the unfilled purchase orders entered into by Seller between the signing of this Agreement and the Closing Date (collectively, the "Unfilled Purchase Orders") but specifically excluding (i) the purchase orders set forth in
     Schedule 1.1(f) attached hereto and made a part hereof; (ii) any purchase orders entered into after the date of this Agreement without the concurrence of Purchaser's Designated Purchaser Representative following consultation pursuant to Section 7.3 hereof (except to the extent that Purchaser may elect to assume them); and (iii) any other purchase orders open on the date hereof which Purchaser, by written notice to Seller at or prior to Closing, may elect not to assume (collectively, the "Excluded Purchase Orders");

          (g) all of Seller's rights and interests under all personal property leases (collectively, "Personal Property Leases"), including, without limitation, those contracts and commitments relating to personal property specified in Schedule 1.1(g) attached hereto and made a part hereof;

          (h) all of Seller's contracts and agreements set forth on Schedule 1.1(h) attached hereto and made a part hereof, including, without limitation, the QuadCare Service and Maintenance Contracts between the Seller and its customers (the "QuadCare Contracts") (collectively, the "Contracts"), but specifically excluding (i) subject to Section 9.2.12, an Agreement of Technology License, Manufacture and Supply for Tape Feeders dated June 1996 (the "Samsung Technology License") between Seller and Samsung Aerospace Industries, Ltd. ("Samsung"), (ii) a QSA-60 Joint Development and Sales Agreement dated September 22, 1997 between Seller and




                                       4



     Samsung, (iii) subject to Section 9.2.12, a Software License Agreement for the Quad Align & Q-Soft on QSA-60 Assembler dated September 22, 1997 between Seller and Samsung (the "Samsung Software License"), (iv) a Distribution Agreement dated June 1, 1999 between Seller and Mirae Corporation ("Mirae"), (v) that portion of the QuadCare Contract that relates to the Mirae Inventory (as defined in Section 1.2(j)), and (vi) any contracts relating to the sale of products in Germany, as well as those contracts identified prior to the Closing Date and set forth on Schedule 1.2(d) hereto (which Schedule is to be completed prior to the Closing Date) (collectively the "Excluded Contracts");

          (i) to the extent transferable to Purchaser, all franchises, approvals, permits, orders, certificates, variances and product licenses and license applications, permits and other governmental authorizations and approvals (federal, state and local) relating to, and required to operate, the Business, as such items are specified in Schedule 1.1(i) attached hereto and made a part hereof (collectively, the "Licenses and Permits");

          (j) all rights and interests of Seller in and to certain real property leases specified in Schedule 1.1(j) attached hereto and made a part hereof, including, without limitation, the lease for the premises in Willow Grove, Pennsylvania, (the "Real Property Leases"), but specifically excluding those real property leases identified prior to the Closing Date and set forth on Schedule 1.2(d) hereto (to be completed prior to the Closing Date) (collectively, the "Excluded Real Property Leases");

          (k) all of Seller's causes of action, vendor, supplier and similar claims, deposits, prepayments, refunds, judgments, claims and demands of whatever nature relating to the Purchased Assets or the liabilities assumed by Purchaser pursuant to Section 3.1 hereof, but specifically excluding (i) Seller's accounts receivable, (ii) Seller's avoidance actions under chapter 5 of the Bankruptcy Code, and (iii) those actions listed on Schedule 1.1(k) (collectively, the "Excluded Actions"); and



                                       5


          (l) all of Seller's prepaid expenses and deferred items or credits and deposits relating to the Purchased Assets existing as of the Closing Date, (the "Prepaid Expenses"), but specifically excluding those prepaid expenses and deferred items or credits and deposits relating to Excluded Assets (as defined in Section 1.2 hereof) not included in the net amount set forth on
     Schedule 1.1(l) (collectively, the "Excluded Prepaid Expenses").

            1.2  Excluded Assets.
                 ---------------

            The Purchased Assets transferred, conveyed, set over, assigned and delivered to Purchaser shall exclude the following assets (collectively, the "Excluded Assets"):

          (a) all directors' and officers', property, casualty, liability (including, without limitation, products liability, employer's liability, workers compensation and umbrella or excess coverage) and individual life insurance policies owned or obtained by Seller on behalf of the Business;

          (b) the corporate minute books and stock registers of Seller;

          (c) the income tax records covering transactions of Seller occurring prior to the Closing Date;

          (d) all of Seller's right and interest under the Excluded Customer Orders, Excluded Contracts, Excluded Actions, Excluded Prepaid Expenses, Excluded Purchase Orders and Excluded Real Property Leases set forth on
     Schedule 1.2(d) attached hereto and made a part hereof;

          (e) avoidance actions under chapter 5 of the Bankruptcy Code;

          (f) all accounts receivable, notes receivable and other receivables of Seller as of the Closing Date;

          (g) all income tax refunds and other tax refunds receivable by Seller;


                                       6



          (h) all stock, ownership interests or other securities of any Seller including without limitation the shares of TriMark Investment Corporation, HiTech Finance Company, Quad Leasing Company, Quad Foreign Sales Corporation, Quad Systems Holdings Limited, Quad Systems Limited, Quad Europe Ltd. and Quad Systems de Mexico, S.A. de C.V.;

          (i) all assets relating to the Plans (as defined in Section 4.1.14);

          (j) the portion of the Inventory held by Flextronics International USA Inc. and which shall form part of the settlement between Seller and Mirae (for the avoidance of doubt, it is noted that such inventory includes both certain Meridian machines and certain non-Meridian peripheral equipment and supplies) (the "Mirae Inventory");

          (k) all cash and cash equivalents; and

          (l) all assets, rights and interests of Seller other than the Purchased Assets.


ARTICLE 2.  PURCHASE PRICE; INVENTORY.
            -------------------------

            2.1   Purchase Price.
                  --------------

            Subject to the adjustment provisions of Section 2.5 hereof, and upon the terms and subject to the conditions contained in this Agreement, Purchaser shall pay to Seller the sum of five million, two hundred and thirty seven thousand, five hundred dollars ($5,237,500.00) (the "Purchase Price") and pay, perform and discharge the Assumed Liabilities (as defined in Section 3.1 hereof) pursuant to Section 3.1 hereof, in full consideration for the Purchased Assets.


                                       7



            2.2   Payment of the Purchase Price.
                  -----------------------------

            At the Closing, Purchaser shall pay the Purchase Price, less the Holdback Amount (as defined in Section 2.3 hereof), to Seller by wire transfer in immediately available funds.


            2.3   Holdback Amount.
                  ---------------

            A portion of the Purchase Price, in the amount of one million two hundred and fifty thousand dollars ($1,250,000) (the "Holdback Amount") shall be held by Purchaser and paid to Seller pursuant to and in accordance with the terms of the form of holdback agreement attached hereto and made part hereof as Schedule 2.3 (the "Holdback Agreement").


            2.4   Determination of Inventory.
                  --------------------------

            The quantity and valuation of the Inventory shall be determined as follows:

          (a) The value of the Inventory as of the Closing Date shall be determined from the books and records of the Business. An audit of the established cycle count procedures shall be conducted by the Purchaser in support of the perpetual component inventory of the Seller. A test of the perpetual component inventory shall be conducted via the established cycle count procedures, while work in process and finished inventory shall be reviewed via a physical count on the Closing Date or, for offsite inventory, by confirmation, and the books and records of Seller shall be adjusted for Inventory quantities as of the Closing Date and such Inventory shall be valued in accordance with paragraph (b) of this Section 2.4. Such inventory valuation shall be conducted by Seller's representatives at Seller's expense jointly with Purchaser's representatives at Purchaser's expense.

          (b) The Inventory reflected on the Contract Asset Statement (as defined in Section 4.1.3 hereof) and the Final Asset Statement (as defined in Section 2.5.1 hereof) shall be determined in accordance with generally accepted accounting principles consistently applied ("GAAP") with the exception of the exceptions to GAAP listed on Schedule 2.4(b).

                                       8




          (c) Any disagreement regarding the quantity or value of the Inventory, or both, shall be resolved in the manner and at the time described in
     Section 2.5.1 hereof.

            2.5   Post-Closing Adjustment; Preparation of Statements.
                  --------------------------------------------------

                  2.5.1 The Purchase Price will be adjusted following the
            Closing, as follows:

          (a) Following the Closing, and in accordance with Section 2.5.1(c) hereof, the Purchaser shall prepare a Final Asset Statement (as defined in Section 2.5.1(c)) setting out the book value, as of the Closing Date, of the Purchased Assets and the assets purchased by Purchaser under the U.K. Purchase Agreement (as defined in Section 6.13) (collectively, the "Final Assets"). The Purchaser acknowledges that notwithstanding that the Mirae Inventory forms part of the Excluded Assets and notwithstanding the actual book value thereof, it shall be included in the Final Asset Statement and the calculation of the value of the Final Assets at an agreed value equal to $500,000.

          (b) If the value of the Final Assets, as set forth on the Final Asset Statement, is:

               (i) greater than $15.4 million, then the Purchase Price shall be increased by an amount equal to the amount by which the value of the Final Assets exceeds $15.4 million;

               (ii) less than $15.0 million, then the Purchase Price shall be decreased by an amount equal to the amount by which the value of the Final Assets is less than $15.0 million (the "Asset Deficiency"); or


                                       9



               (iii) greater than or equal to $15.0 million, and less than or equal to $15.4 million, no adjustment to the Purchase Price will be necessary.

          (c) The Final Asset Statement will be prepared by Purchaser from the books of account of the Business as of the Closing Date. Except as set forth in Schedule 2.4(b), the Final Asset Statement shall be prepared in accordance with GAAP, consistent with the practices of Seller used in the preparation of the Contract Asset Statement. Purchaser will deliver a statement showing the Final Assets (the "Final Asset Statement") to Seller not later than 45 days after the Closing Date. Purchaser will give representatives of Seller access to the premises of the Business, to its books and records and to the appropriate personnel of Purchaser for purposes of confirming the Final Asset Statement. Unless Seller notifies Purchaser in writing that it disagrees with the Final Asset Statement within 30 days after receipt thereof, the Final Asset Statement shall be conclusive and binding on Purchaser and Seller. If Seller notifies Purchaser in writing of its disagreement with the Final Net Asset Statement within such 30-day period, then Purchaser and Seller shall attempt to resolve their differences with respect thereto within 30 days after Purchaser's receipt of Seller's written notice of disagreement. Any dispute regarding the Final Asset Statement not resolved by Purchaser and Seller within such 30-day period will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement, by an accounting firm of national reputation selected by lot after eliminating Seller's and Purchaser's principal outside accountants and one additional firm designated as objectionable by each of Seller and Purchaser. The determination by the accounting firm so selected of the Final Asset Statement and the Final Assets (with such modifications therein, if any, as reflect such determination) shall be conclusive and binding upon the parties. The fees and expenses of such accounting firm in acting under this
     Section 2.5.1 shall be shared equally by Purchaser and Seller.

                  2.5.2 Subject to the provisions of the Holdback Agreement, in the event of an Asset Deficiency, Purchaser shall first deduct from the portion of the Holdback Amount allocated therefor and retain for itself an amount equal to the Asset Deficiency. If payment is required to be made hereunder by Purchaser to Seller, such payment shall be made not more than five (5) business days following the final determination of the Final Assets pursuant to Section 2.5.1(c) hereof in the manner described in Section 2.2 hereof.


                                       10




            2.6   Transaction Costs.
                  -----------------

            To the extent that section 1146(c) of the Bankruptcy Code does not apply to all aspects of the transactions contemplated hereby, Seller shall be responsible for all sales, use, transfer, recording, stamp and similar Taxes (as defined in Section 4.1.7 hereof) assessed or payable in connection with the transfer of the Purchased Assets to Purchaser, whether such Taxes are assessed initially against Seller or Buyer or any affiliates or Seller or Buyer.



ARTICLE 3.  ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY PURCHASER.
            -------------------------------------------------------

            3.1   Assumed Liabilities.
                  -------------------

            Except as otherwise provided for herein, Purchaser, in addition to the consideration to be paid pursuant to Section 2 hereof, shall assume at the Closing and thereafter pay, perform, or discharge in accordance with their terms, only the following liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):

          (a) Subject to Section 3.1(c), all liabilities and obligations with respect to, arising out of, or related to, the ownership, possession or use of the Purchased Assets, but in each case only to the extent arising after the Closing Date;

          (b) all obligations of Seller under the Customer Orders, Unfilled Purchase Orders, Contracts, Personal Property Leases and Real Property Leases acquired pursuant to Section 1.1 (collectively, the "Purchased Contracts and Leases") which by the terms thereof are to be observed, paid, discharged or performed, as the case may be, in each case only at any time after the Closing Date (including obligations for goods in transit which have been ordered but not received by Seller prior to the Closing), but excluding obligations and liabilities arising out of any breach or default by Seller under any such Customer Order, Contract, Personal Property Lease or Real Property Lease prior to the Closing Date (including as set forth in Section 3.2(d) below);


                                       11



          (c) all obligations of the Seller arising under the QuadCare Contracts, whether arising before or after the Closing Date, with the exception of liabilities under any QuadCare Contracts relating to the Mirae Inventory; and

          (d) the obligations of the Seller to employees, but only to the extent that Purchaser has expressly agreed to pay, perform or discharge such obligations pursuant to Section 6.1 of this Agreement.


            3.2   Excluded Liabilities.
                  --------------------

            Notwithstanding any implication to the contrary contained in
Section 3.1 hereof or otherwise, Purchaser shall not assume, or in any way be liable or responsible for, any liabilities, commitments or obligations of Seller of any kind or nature whatsoever, known or unknown, accrued, fixed, contingent or otherwise, liquidated or unliquidated, choate or inchoate, due or to become due, except for the Assumed Liabilities. Without limiting the generality of the foregoing, Purchaser shall not assume, and Seller shall remain responsible for, the following (collectively, the "Excluded Liabilities"):

          (a) any liability or obligation of Seller relating to or under this Agreement, or on account of any of the transactions contemplated hereby, or on account of the filing, prosecution or administration of the Bankruptcy Case, including, without limitation, any liability or obligation of Seller to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of Seller, and all other expenses associated with the transfer of the Purchased Assets;

          (b) except as otherwise provided in Section 6.1 hereof, any wages, salary, severance, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any of the Plans (as defined in Section 4.1.14)


                                       12



     or any other employee benefit plan, policy or practice, whether or not subject to Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or otherwise, or any other liability or obligation of any type relating to the employees of the Business or other amounts due to any employees or former employees of the Business which accrue on or prior to the Closing Date;

          (c) any liabilities which would arise as either a result of a breach of any of Seller's representations and warranties hereunder or a breach of any of Seller's covenants or agreements hereunder;

          (d) any liabilities and obligations of Seller for any federal, state, county, local or foreign income, excise, sales, personal, payroll or other taxes of any kind whatsoever payable with respect to the operations of the Business, or from the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of the Purchased Assets, up through and including the Closing Date, whether or not any such liabilities become known before or after the Closing Date, and for any liability or obligation whether disputed or not, to any federal, state, local or foreign taxing authority of Seller or any of its affiliates or subsidiaries with respect to Taxes (as hereinafter defined) arising from any and all other operations, activities or transactions of Seller or its affiliates or from the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of any assets or properties, other than the Purchased Assets, of Seller or its affiliates or subsidiaries at any time;

          (e) any tax (including, without limitation, any federal, state, county, local or foreign income, franchise, sales, transfer, recording, stamp, documentary or other tax) imposed upon or incurred by Seller arising out of or in connection with the negotiation and preparation of this Agreement or the consummation and performance of the transactions contemplated hereby;


                                       13



          (f) any liability or obligation of Seller relating to, resulting from, caused by, or arising out of the ownership, operations or control of the Business by Seller on or prior to the Closing Date, including, without limitation, any liability or obligation, arising out of the following:

               (i) any accident or occurrence occurring on or prior to the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the Business by Seller;

               (ii) any breach of contract, workers' compensation claim or violation of any law or final order of any federal, state, judicial, quasi-judicial or governmental body including, without limitation, the Worker Adjustment and Retaining Notification Act;

               (iii) any personal injury, sickness, death or property damage resulting from occurrences occurring on or prior to the Closing Date arising out of a defect or alleged defect of products manufactured or sold by Seller prior to the Closing Date including, without limitation, any such liabilities or obligations for defects or alleged defects in design or failure to warn; or

               (iv) any product recall liabilities or warranty liabilities relating to products which were manufactured or sold by Seller prior to the Closing Date (other than liabilities arising under the QuadCare Contracts), or any shortage in goods delivered before the Closing Date or in transit at the time of the Closing;

          (g) any cure amounts that become payable in respect of the assumption and assignment to the transferee(s) of the Purchased Contracts and Leases or any other executory contracts and unexpired leases to be assigned pursuant to this Agreement, the Sale Order and in accordance with section 365 of the Bankruptcy Code (the "Cure Costs");


                                       14



          (h) any liability or obligation of Seller or attaching to the Business arising pursuant to Environmental Laws (as defined in Section 4.1.18 hereof) or principles of common law relating to pollution, protection of the Environment or health and safety based on events, conditions or circumstances occurring or existing on or prior to the Closing Date;

          (i) any liability, commitment or obligation of Seller of any kind or nature whatsoever in respect of any Excluded Assets; and

          (j) any liability, commitment or obligation of Seller of any kind or nature whatsoever in respect of any Excluded Customer Orders, Excluded Contracts, Excluded Actions, Excluded Purchase Orders, Excluded Prepaid Expenses, or Excluded Real Property Leases.


ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.
            ----------------------------------------

            4.1   Representations and Warranties of Seller.
                  ----------------------------------------

                  Seller represents and warrants to Purchaser as follows:


                  4.1.1  Corporate Organization and Standing.
                         -----------------------------------

                    Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all corporate power and authority to own or lease its properties and to carry on the business of the Business as presently conducted. Seller has delivered to Purchaser complete and correct copies of the Articles of Incorporation of Seller and by-laws of Seller. Seller is qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth in Schedule 4.1.1 attached hereto and made a part hereof, which are the only jurisdictions in which the nature of the Business as now being conducted by Seller or the property owned or leased by Seller for the benefit of the Business makes such qualification, licensing or registration necessary except where the failure to be so qualified would not have a material adverse effect on the Purchased Assets or the results of the operation of the Business.


                                       15



                  4.1.2  No Conflict.
                         -----------

                  The execution, delivery and performance of this Agreement, and any necessary approval of this Agreement by the Bankruptcy Court, does and will not:

               (i) conflict with or violate any provision of any Certificate of Incorporation or by-laws (or other charter or governing documents) of Seller (to the extent that such document is then governing such entity);

               (ii) conflict with or violate any law applicable to Seller or by which any property or asset of Seller is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Purchased Assets or the results of the operation of the Business; or

               (iii) assuming that all Required Consents (as defined in Section
          6.7 hereof) have been obtained or deemed by operation of the Sale Order to have been given, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, on any property or asset of Seller under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or any of its assets or properties is or may be bound or affected, except for such breaches, defaults or other occurrences which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Purchased Assets or the results of the operation of the Business.



                                       16



                  4.1.3 Contract Asset Statements; SEC Documents; Financial Statements.
                         -----------------------------------------------------

          (a) Attached as Schedule 4.1.3 is a statement setting forth the book value of the Purchased Assets and the assets purchased pursuant to the U.K. Purchase Agreement as at February 28, 2001 (the "Contract Asset Statement"). Except as set forth on Schedule 2.4(b), the Contract Asset Statement was prepared in accordance with GAAP and on a basis consistent with prior practices of Seller and fairly presents the Purchased Assets and the Assumed Liabilities (whether accrued, contingent or otherwise) of the Business at February 28, 2001. (b) Seller has filed in a timely manner all documents that Seller was required to file with the Securities and Exchange Commission (the "Commission") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the 12 months preceding the date of the commencement of the Bankruptcy Case, but has not filed such documents, including, without limitation, its Annual Report on Form 10-K for the year ended September 30, 2000, as were required to be filed thereafter. As of their respective filing dates, all documents filed by Seller with the Commission (the "SEC Documents") complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, as applicable. The SEC Documents did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Sellers' unaudited year-end financial statements for the fiscal year ended September 30, 2000 previously delivered to Buyer have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of Seller at the dates thereof and the results of their operations and cash flows for the periods then ended (subject to footnotes and to normal, recurring adjustments). Except as set forth in Schedule 2.4(b), the unaudited month-end financial statements for the month ended February 28, 2001 previously delivered to Buyer have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of Seller at the dates thereof and the results of their operations for the periods then ended (subject to footnotes and to normal, recurring adjustments).


                                       17




                  4.1.4  Intentionally Omitted


                  4.1.5  Litigation.
                         ----------

                  Except as set forth in Schedule 4.1.5 attached hereto and made a part hereof, there is no action, suit, proceeding, arbitration or investigation pending or, to the best knowledge of Seller, threatened, against Seller or the directors, officers, agents or employees of Seller with respect to the Business, and there are no orders, writs, injunctions or decrees currently in force against Seller or the directors, officers, agents or employees of Seller with respect to the conduct of the Business. Seller has provided to Purchaser complete and correct copies of all pleadings, agreements, motions, orders and other material documents relating to the matters referred to on Schedule 4.1.5, including, without limitation, any and all agreements, motions, orders and other material documents relating to any settlement arrangements with Samsung, Speedline, Mirae and Zevetech and all other documents either specifically requested by Purchaser or known to Seller to be material to an understanding of the matters referred to on such Schedule 4.1.5.


                  4.1.6  Licenses and Permits; Compliance with Laws.
                         ------------------------------------------

                  Except as set forth in Schedule 4.1.6 attached hereto and made a part hereof, Seller owns, holds or possesses in its own name, all Licenses and Permits necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct the Business and its operations as presently conducted, except for such Licenses and Permits, the absence of which would not have a material adverse effect on the Purchased Assets or the results of the operation of the Business. Seller is not in violation of or default under any Licenses and Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any statute, law, ordinance, rule or regulation applicable to it, which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Purchased Assets or the results of the operation of the Business or which could reasonably be expected to interfere materially with the consummation of the transactions contemplated herein. Schedule 1.1(i) attached hereto and made a part hereof sets forth a complete and correct list of all Licenses and Permits related to the design, manufacture, and marketing of the products of the Business, all of which are in full force and effect as of the date hereof.


                                       18



                  4.1.7  Taxes.
                         -----

          (a) Definitions. For purposes of this Agreement:

               (i) The term "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

               (ii) The term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns;

               (iii) The term "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

          (b) Seller has properly filed on a timely basis, or so will file, when due, all Returns relating to the Business or the Purchased Assets for all periods (or any portion thereof) ending on or prior to the Closing Date. All such Returns were or will be correct and complete in all material respects.

          (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Purchased Assets or the income or operation of the Business.


                                       19



          (d) Seller is not a person other than a United States person within the meaning of the Code.

          (e) Except as set forth in Schedule 4.1.7 hereof, there is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of Seller and the directors and officers (and employees responsible for Tax matters) of Seller has actual knowledge after reasonable investigation.

          (f) Except as set forth on Schedule 4.1.7, in the six years preceding the date of this Agreement, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

          (g) Seller has not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.


                  4.1.8  Brokers, Finders.
                         ----------------

                  Seller has not retained any broker or finder in connection with the transactions contemplated herein and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.


                  4.1.9  Absence of Certain Changes.
                         --------------------------

          (a) Since February 28, 2001, except as set forth in Schedule 4.1.9 attached hereto and made a part hereof or as approved by order of the Bankruptcy Court in the Bankruptcy Case, Seller has conducted the Business in the ordinary course, and there has not occurred with respect to the
     Business:

               (i) any event which could have a material adverse effect on the Purchased Assets or the results of the operation of the Business;

               (ii) any payment, discharge or satisfaction of any liabilities or obligations (whether accrued, absolute, contingent or otherwise) in excess of $20,000, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations incurred in the ordinary course of business;


                                       20



               (iii) except (x) in the ordinary course of business and (y) as set forth on Schedule 4.1.9 attached hereto and made a part hereof in relation to any debtor-in-possession financing facility approved by the Bankruptcy Court in the Bankruptcy Case, any assets (whether real, personal or mixed, tangible or intangible) becoming subject to any mortgage, pledge, lien, security interest, encumbrance, or restriction or charge of any kind;

               (iv) any cancellation or waiver of any claims or rights of value, or any sale, transfer, distribution or other disposal of any assets (except for sales of finished goods inventory or other assets in the ordinary course of business), or disposal of any assets for any amount to affiliates of Seller;

               (v) any disposal or lapse of any rights in, to or for the use of any patent, trademark, trade name or copyright, or any disclosure to any person not an employee or other disposal of any customer lists used by the Business;

               (vi) except as set forth in Schedule 4.1.9, any increase in the base compensation or other payment to any director, officer or employee of the Business, whether now or hereafter payable or granted, or entry into or variation of the terms of any employment or incentive agreement with any such person (other than increases or variations in base compensation in the ordinary course consistent in timing and amount with past practices) or entry into or variation of the terms of any employment or incentive agreements with any such person;

               (vii) any capital expenditure, purchase order or commitment for additions to property or equipment, or lease agreement which exceeds $10,000 individually or $25,000 in the aggregate, and which, if purchased, would be reflected in the property or equipment accounts;



                                       21



               (viii) except as set forth on Schedule 4.1.9, any change in any method of accounting or keeping its books of account or accounting practices;

               (ix) any damage, destruction or loss of any asset included in the Purchased Assets, whether or not covered by insurance which exceeds $100,000; and

               (x) except liabilities incurred in the ordinary course of business, any obligation or liability, including, without limitation, any liability for nonperformance or termination of any contract.


                  4.1.10  Material Contracts.
                          ------------------

                  Schedule 4.1.10 attached hereto and made a part hereof lists all of the Material Contracts (as hereinafter defined) existing on the date hereof to which Seller is a party and that relate to the Business. As used in this Section 4.1.10, "Material Contracts" means:

          (a) all currently effective (or which may become effective prior to Closing) leases or other agreements under which Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the business of the Business, except for leases and agreements under which Seller's total unpaid obligations are less than $10,000 individually or $25,000 in the aggregate;

          (b) all currently effective (or which may become effective prior to Closing) contracts and agreements to which Seller is a party relating to the Business and which are:

               (i) outstanding contracts with the officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, sales agents or dealers of Seller relating to the Business,


                                       22



               (ii) collective bargaining agreements of Seller which relate to the Business, or

               (iii) pension, profit-sharing, bonus, severance, retirement, stock option or employee benefit plans or other similar plans or arrangements of Seller relating to the Business;

          (c) all mortgages, indentures, security agreements, pledges, notes, loan agreements or guarantees relating to the Business;

          (d) all uncompleted customer contracts and supplier contracts relating to the Business which are expected to result in a material loss to Seller; and

          (e) all uncompleted customer contracts and supplier contracts relating to the Business and not priced in a manner consistent with Seller's past practices.

     Seller has provided to Purchaser complete and correct copies of all Material Contracts.


                  4.1.11  Intellectual Property Rights.
                          ----------------------------

          (a) Except as set forth on Schedule 4.1.11(a) and subject to the rights of persons holding licenses thereto, Seller owns (or otherwise has the right to use pursuant to a valid license, sublicense or other agreement), free and clear of all Liens, and has the unrestricted right to use, sell, or license, all Intellectual Property Rights.

          (b) Schedule 4.1.11(b) sets forth all Intellectual Property Rights owned or licensed by the Seller and all filings and applications for any Intellectual Property Rights filed by the Seller, specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.


                                       23



          (c) Schedule 4.1.11(c) sets forth all material licenses, sublicenses, distributor agreements and other agreements or permissions ("IP Licenses") under which Seller is a (i) licensor, or (ii) licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software which is commercially available on a retail basis and used solely on the computers of Seller ("Off-the-Shelf Software"). With the exception of the IP License between Seller and Samsung, Seller has substantially performed all obligations imposed on it under any IP License or Off-the-Shelf Software, and is not, nor to the knowledge of Seller is another party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the IP Licenses and all Off-the-Shelf Software licenses are valid, enforceable, and in full force and effect, and will continue to be on identical terms immediately following the completion of the transactions contemplated by this Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

          (d) The products of Seller have been marked as required by intellectual property related statutes. Seller has given the public notice of its copyrights and trademarks as required by statute.

          (e) To the best knowledge of Seller, all of Seller's Intellectual Property Rights are valid and enforceable. To the best knowledge of Seller, all of its patents are valid and enforceable. Seller has taken all necessary and desirable actions to maintain and protect each Intellectual Property Right owned by Seller.

          (f) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and the proprietary nature and value of its technology.


                                       24


          (g) Except as set forth on Schedule 4.1.11(g), to the best knowledge of Seller, none of the products or services (including, without limitation, all products and services using or incorporating any of Seller's Intellectual Property Rights) currently licensed, sold or made available by Seller to any person, used by Seller or licensed to Seller by any person, infringes upon or otherwise violates any Intellectual Property Rights of others.

          (h) Except as set forth on Schedule 4.1.11(h), no litigation is pending and no claim has been made against Seller or, to the best knowledge of Seller, is threatened, and Seller does not know of any basis for any claim, contesting the right of Seller to sell, license or make available to any person any of Seller's products or services or use the Intellectual Property Rights currently or previously sold, licensed or made available to such person or used by Seller.

          (i) No former employer or client of any employee of Seller, and no current or former client or employer of any consultant of Seller, has made a claim against Seller or, to the best knowledge of Seller, againsI such employee, consultant or any other person, that such employee or such consultant is utilizing or infringing upon the Intellectual Property Rights of such former employer or client.

          (j) It is not necessary for Seller's business to use any Intellectual Property Right owned by any director, officer, employee or consultant of Seller (or persons the Company presently intends to hire). To the best knowledge of Seller, at no time during the conception or reduction to practice of any of Seller's Intellectual Property Rights was any developer, inventor or other contributor to such Intellectual Property Right operating under any grants from any Governmental Authority or subject to any employment agreement, invention and assignment, nondisclosure agreement or other contractual obligation with any person that could adversely affect Seller's Intellectual Property Rights.

          (k) Except as set forth on Schedule 4.1.11(k), each of Seller's current and former employees and consultants has executed an agreement with Seller assigning to Seller all right, title and interest in and to any Intellectual Property Rights created or devised by such employee in connection with such employee's employment by Seller.


                                       25



          (l) Seller has entered into such written agreements as are necessary to assign all moral rights in its copyrights worldwide upon completion of the transaction contemplated hereby.

          (m) Seller has provided to Purchaser complete and correct copies of all other material documents relating to matters, actions, suits or proceedings referred to on Schedules 4.1.11(a), (b), (c), (g), (h) and (k).


                  4.1.12  No Consent.
                          ----------

                  Except for (i) the approval of the Proposed Transaction and related filings by the Bankruptcy Court and (ii) any periodic or current reports required to be filed pursuant to an order of the Bankruptcy Court, no consent, approval, authorization order, filing, registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.


                  4.1.13  Authorization.
                          -------------

                  Seller has full right, power and authority to enter into this Agreement and, subject to approval by the Bankruptcy Court, to perform fully its obligations hereunder. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and upon receipt of any required approval of the Bankruptcy Court is the valid and binding obligation of Seller enforceable against it in accordance with its terms.


                                       26



                  4.1.14  Employees; Benefit Plans.
                          ------------------------

          (a) Schedule 4.1.14 attached hereto and made a part hereof sets forth all employee contracts, arrangements and "employee welfare benefit" or "employee pension benefit" plans relating to the Business, as such plans are defined in Sections 3(1) and 3(2), respectively, of ERISA (collectively, the "Plans"), which Schedule includes, without limitation, all collective bargaining, employment, consulting, compensation, pension, retirement, severance, separation, vacation, holiday, sickness, educational assistance, insurance, welfare, workers' compensation, profit sharing, incentive and bonus plans and agreements, under which Seller, with respect to any employee, former employee, director or beneficiary of the Business, has any obligation. Except as set forth in Schedule 4.1.14 attached hereto and made a part hereof, Seller has furnished to Purchaser true and correct copies of instruments evidencing all such contracts and arrangements and the Plans, all as amended to date.

          (b) None of the Plans is a multi-employer plan within the meaning of
     Section 3(37) of ERISA, and neither Seller nor any entity which is required to be treated as a single employer with Seller pursuant to Section 414 (b), or (c) of the Code ("ERISA Affiliate") has maintained or sponsored, has been required to contribute to, has terminated or withdrawn from (either completely or partially), and no withdrawal liability (as defined in
     Section 4201, 4063 or 4064 of ERISA) has been incurred by Seller or an ERISA Affiliate with respect to, any defined benefit plan or multi-employer plan, and there is no basis to anticipate that any demand for payment of any withdrawal liability will be made. None of the Plans and no employee pension benefit plan maintained by an ERISA Affiliate is subject to Title IV of ERISA or Section 412 of the Code and during the six (6) year period preceding the Closing Date, neither Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA which has not been satisfied. Neither Seller nor any ERISA Affiliate has terminated any defined benefit pension plan subject to Title IV of ERISA during the six
     (6) year period preceding the Closing Date for which Seller or ERISA Affiliate has not received a favorable determination letter from the Internal Revenue Service, and a copy of any such determination letter has been provided to Purchaser by Seller.


                                       27




          (c) The Plans have been administered in compliance with their terms and with all filings, reporting, disclosure, and other requirements of ERISA and the Code. Each Plan which is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) has complied at all times with the health care continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA. Each Plan (together with its related funding instrument), is an employee pension benefit plan, is qualified under Section 401 of the Code and the regulations issued thereunder, and has been qualified from the date of its adoption to the date of this Agreement, and each such Plan and its related funding instrument have been the subject of a favorable determination letter issued by the Internal Revenue Service holding that such Plan and funding instrument are so qualified. A copy of all determination letters, which have been issued by the Internal Revenue Service with respect to each Plan which is an employee pension benefit plan, has been provided to Purchaser by Seller.

          (d) None of the Plans which is an employee welfare benefit plan provides benefits to retirees or other former employees of Seller, regardless of whether such benefits are vested, and Seller has not terminated any employee welfare benefit plan providing benefits to retirees.

          (e) Neither Seller nor any ERISA Affiliate nor any of their employees or directors, nor, to the best knowledge of Seller, any plan fiduciary of any of the Plans, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(d) of the Code and which could subject any of the Plans or any fiduciary of any of the plans to any tax or penalty imposed by Section 4975 of the Code or 502 of ERISA, and no "reportable event" (as defined in Section 4043 of ERISA and the regulations promulgated thereunder), other than such as may arise out of the consummation of the transactions contemplated by this Agreement, has occurred in connection with any Plan.


                                       28




          (f) Other than routine claims for benefits made in the ordinary course of business, there are no pending claims, investigations or causes of action ("Claims") and to the best knowledge of Seller, no such Claims are threatened against any Plan or fiduciary of any such Plan by any participant, beneficiary or governmental agency with respect to the qualification or administration of any such Plan, and there is no basis to anticipate that any such Claim will be made.

          (g) With respect to each of the Plans, Seller has provided to Purchaser a copy of all related trust agreements, all amendments thereto and written interpretations together with the three most recent annual Form 5500 reports, the most recent summary plan description and any subsequent summary of material modification, the three most recent summary annual reports, any insurance contracts related to such Plans, and any employee handbooks, manuals and policy statements relating to such Plans. Seller has provided Purchaser with true and complete age, salary, service and related data for employees, former employees and beneficiaries thereof covered under the Quad Systems Corporation Retirement Savings Plan 401K Plan (the "Savings Plan") as of the Closing Date.

          (h) Seller shall either contribute or accrue on its books the amount of any employer matching contributions or discretionary contributions (in an amount determined in accordance with Seller's past practices) to the Savings Plan which is in the ordinary course of business and would be contributed for or attributable to the period prior to the Closing Date.

          (i) Except as set forth on Schedule 4.1.14(i), neither the execution and delivery of this Agreement nor any of the transactions contemplated herein will terminate or modify, or give a third person a right to terminate or modify, the provisions or terms of any Plan, contract or arrangement (including employment agreements) listed on Schedule 4.1.14 and will not constitute an event under any Plan, contract or arrangement (including employment agreements) listed on Schedule 4.1.14 that will result in any payment (including parachute payments, severance payments or any similar payments) becoming due to any employees of Seller.



                                       29




                  4.1.15  Product Liability and Recalls.
                          -----------------------------

          (a) Except as set forth on Schedule 4.1.15 attached hereto and made a part hereof, there is no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or governmental body pending or, to the best knowledge of Seller, threatened, against or involving the Business relating to any product alleged to have been designed, manufactured or sold by the Business and alleged to have been defective or improperly designed or manufactured.

          (b) Except as set forth on Schedule 4.1.15 hereto, there is no pending, or to the best knowledge of Seller, threatened recall or investigation of any product sold by Seller in connection with the Business.


                  4.1.16  Books and Records.
                          -----------------

                  The Books and Records of the Business are complete and correct in all material respects and have been maintained in accordance with sound business practices.


                  4.1.17  Personal Property.
                          -----------------

                  Except as set forth in Schedule 4.1.17 hereto, Seller has or will have at the Closing, (a) good and valid title to all of the Purchased Assets, including, without limitation, the personal property acquired after the date of this Agreement (except for the inventory and other assets sold or otherwise disposed of in accordance with the provisions of this Agreement), and (b) valid leasehold interests in all Personal Property Leases listed in Schedule 1.1(g) hereto as leased by it, in each case free and clear of all Liens. Seller enjoys peaceful and undisturbed possession under all Personal Property
      Leases. The Inventory and the tangible personal property set forth in
      Schedule 4.1.17 hereto constitutes all tangible personal property necessary in the operation of the Business as presently conducted. Except as set forth in Schedule 4.1.17 hereto, the personal property is maintained in good operating condition, reasonable wear and tear excepted for the purposes for which it is currently being used. Seller has provided to Purchaser complete and correct copies of the Personal Property Leases.



                                       30




                  4.1.18  Environmental Matters.
                          ---------------------

          (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

               (i) "Environmental Law(s)" means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C. Sectionss.1251 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C.ss.2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

               (ii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

               (iii) "Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

               (iv) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.


                                       31




          (b) Except as disclosed in Schedule 4.1.18 attached hereto and made a part hereof, Seller has obtained all Environmental Permits that are required for the lawful operation of its business. Seller (i) is in compliance with all terms and conditions of its Environmental Permits and with any applicable Environmental Law, and (ii) has not received written notice of any violation by or claim against the Business under any Environmental law, except, in either case, where such non compliance or violation would not have a material adverse effect on the Purchased Assets or the results of operation of the Business.

          (c) Except as disclosed in Schedule 4.1.18 hereof, except, in either case, where such non compliance or violation would not have a material adverse effect on the Purchased Assets or the results of operation of the Business, there have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by Seller in respect of the Business, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law.

          (d) Except as disclosed in Schedule 4.1.18 hereof, Seller has not been identified as a potentially responsible party at any federal or state National Priority List site.


                  4.1.19  Customers and Suppliers.
                          -----------------------

                  Schedule 4.1.19 attached hereto and made a part hereof contains a list setting forth the 25 largest customers of the Business, by dollar amount, over the 12 months ended September 30, 2000, and the 25 largest suppliers of the Business, by dollar amount, over the 12 months ended September 30, 2000. Except for cash on delivery and pre-payment arrangements generally required by suppliers and except as set forth on Schedule 4.1.19, all purchase and sale orders and other commitments for purchases and sales made by Seller in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business. With the exception of BP Microsystems Inc. ("BPM"), no customer of Seller has communicated an intent to cease purchasing Seller's products following the Closing Date.



                                       32




                  4.1.20  Certain Agreements.
                          ------------------

                  Except as set forth on Schedule 4.1.20 attached hereto and made a part hereof, all of the Contracts, Material Contracts, Customer Orders, Unfilled Purchase Orders, Real Property Leases and Personal Property Leases (collectively, the "Commitments") are legal, valid and binding obligations of the Business enforceable (except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally) against Seller; have been negotiated in good faith on an "arm's length" transaction basis; are, to the best knowledge of Seller, enforceable against the other parties in accordance with their respective terms; are fully assignable without the consent of any third party; and, except as listed on Schedule 4.1.20 hereto, Seller has no knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under the Commitments, and has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any of the Commitments.


                  4.1.21  Approvals, etc.
                          --------------

                  Subject to the receipt of Bankruptcy Court approval, all consents, approvals, authorizations and orders (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Seller of, and enforcement against Seller of, this Agreement and the valid delivery of the Purchased Assets have been obtained or will be obtained prior to the Closing Date.



                                       33



                  4.1.22  Powers of Attorney.
                          ------------------

                  There are no powers of attorney executed on behalf of Seller.


                  4.1.23  Restrictions on Business Activities.
                          -----------------------------------

                  Except for this Agreement or as set forth in Schedule 4.1.23 attached hereto and made a part hereof, there is no agreement, judgment, injunction, order or decree binding upon Seller which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller, acquisition of property by Seller, or the conduct of business by Seller as currently conducted or as proposed to be conducted by Seller except where such prohibition or impairments would not have a material adverse effect on the Purchased Assets or the results of operation of the Business.


                  4.1.24  Inventory.
                          ---------

                  The Inventory as reflected in the most recent financial statements (i) is carried at an amount not in excess of the lower of cost or net realizable value, and (ii) does not include any inventory which is obsolete, surplus or not usable or saleable in the lawful and ordinary course of the Business as heretofore conducted, in each case net of reserves provided therefor.


                  4.1.25  Labor Matters.
                          -------------

          (a) Except as set forth in Schedule 4.1.25 attached hereto and made a part hereof, there are no (i) labor strikes, disputes, slowdowns, representation campaigns or work stoppages with respect to employees of the Business pending or, to the best knowledge of Seller, threatened against or affecting the Business, (ii) grievance or arbitration proceedings arising out of collective bargaining agreements to which Seller is a party (other than informal grievances), (iii) unfair labor practice complaints pending or, to the best knowledge of Seller, threatened against the Business, or
     (iv) collective bargaining agreements or other labor union contracts applicable to persons employed by the Business and to the best knowledge of Seller, there are no activities or proceedings of any labor union to organize any such employees.


                                       34




          (b) Except to the extent set forth in Schedule 4.1.25 hereto, Seller is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.


                  4.1.26  Product Warranty.
                          ----------------

                  Seller does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair of any product manufactured, sold and delivered by Seller or other damages in connection therewith under any express or implied warranty with respect thereto, in excess of $424,132.00. No product manufactured, sold, or delivered by the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, except for products covered by the QuadCare Contracts. Schedule 4.1.26 hereto includes copies of the standard terms and conditions of sale for the Business (containing applicable guaranty, warranty and indemnity provisions).


                  4.1.27  Federal Tax Identification Number.
                          ---------------------------------

                  Seller's Federal Tax Identification Number is 23-2180139.


                  4.1.28  Title to Purchased Assets.
                          -------------------------

                  Seller has good and valid title to (or valid leasehold rights in the case of leased property) all of the Purchased Assets, free and clear of all Liens, except for Liens (a) to be released on or before the Closing Date, (b) as set forth on Schedule 4.1.28 hereto and for which Seller will be responsible to discharge following Closing, (c) mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business, and not exceeding $10,000 individually or in the aggregate, and



                                       35




          (d) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty, or which are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any Purchased Asset material to the operation of the Business or may otherwise cause a material adverse effect on the Purchased Assets or the results of operation of the Business (together, "Permitted Liens"). Notwithstanding the foregoing, Seller acknowledges that Purchaser is not assuming liability for any such Permitted Liens and all Permitted Liens shall be discharged by Seller following Closing. Upon delivery of and payment for the Purchased Assets as herein provided, Seller will convey to Purchaser good and valid title thereto, free and clear of any Liens, except Permitted Liens.


            4.2   Definition of "Best Knowledge."

                 For purposes of this Agreement, the term "to the best knowledge of Seller" or other term of similar import means that the officers of Seller have no actual knowledge that the representation or warranty is untrue in any material respect.


ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.
            -------------------------------------------

            5.1   Representations and Warranties.
                  ------------------------------

                  Purchaser represents and warrants to Seller as follows:


                  5.1.1  Organization and Standing.
                         -------------------------

                  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate power and authority to execute and deliver this Agreement, to carry on the businesses in which it is engaged, to own and use the properties owned and used by it, to consummate the transactions contemplated hereby, and perform its obligations hereunder.



                                       36



                  5.1.2  Authorization.
                         -------------

                  All corporate and other proceedings required to be taken on the part of Purchaser, including, without limitation, all action required to be taken by the directors or shareholders of Purchaser to authorize Purchaser to enter into and carry out this Agreement and to purchase the Purchased Assets, have been, or prior to the Closing will be, duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.


                  5.1.3  Compliance.
                         ----------

                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, upon satisfaction of the conditions set forth in Article 9 hereof, will not:

               (a) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the articles of organization or by-laws of Purchaser, or any agreement, lease, mortgage, note, bond, indenture, license, guarantee or other document or undertaking, oral or written, to which Purchaser or any of its subsidiaries or affiliates is bound, or by which any of its or their properties or assets may be affected; or

               (b) violate any rule, regulation, writ, injunction, order or decree of any court, administrative agency or governmental body.


                  5.1.4  Litigation.
                         ----------

                  There are no actions, suits, proceedings, arbitrations, or investigations pending, or to Purchaser's best knowledge, threatened, which question the validity of this Agreement or any actions taken or to be taken in connection herewith or the consummation of the transactions contemplated herein.



                                       37



                  5.1.5  Approvals, etc.
                         --------------

                  All consents, approvals, authorizations and orders
          (corporate, governmental or otherwise) necessary for the due authorization, execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been obtained or will be obtained prior to the Closing Date.


ARTICLE 6.  COVENANTS AND AGREEMENTS.
            ------------------------

            6.1   Employee Matters.
                  ----------------

                  6.1.1  Employment Status.
                         -----------------

          (a) Seller shall use commercially reasonable efforts to retain Employees (as hereafter defined), and to maintain in good standing through the Closing all relationships and agreements with Employees, independent contractors or consultants, in each case from the date hereof through the Closing Date and to cooperate with Purchaser in hiring its Employees offered employment pursuant to Section 6.1.1(b); provided, that the foregoing shall not require that Seller offer any compensation or other incentives in addition to the compensation and benefits being provided or required to be provided as of the date of this Agreement. As used herein, "Employee" means any employee of Seller, and an "Inactive Employee" means an Employee who is not actively at work due to approved leave of absence, short-term disability leave or military leave.

          (b) Purchaser may but shall not be obligated to offer employment to each Employee of Seller listed on Schedule 6.1.1(b) attached hereto and made a part hereof (each such employee, an "Offer Employee") on such terms and conditions as Purchaser shall determine (subject to the provisions of this Section) effective as of the Closing Date. The time at which the employment by Purchaser of each Offer Employee who is not an Inactive Employee as of the Closing Date and who accepts such offer of employment shall become effective is as of the Closing Date (the "Effective Time of Employment"). The effective time of employment of any such Offer Employee who is an Inactive Employee as of the Closing Date shall be such time (if any) within one hundred eighty (180) days following the Closing Date when such Inactive Employee returns to active status and reports to work with Purchaser and Purchaser shall have no obligation to employ any such Inactive Employee who fails to return to active status or to report to work with Purchaser within such one hundred eighty (180) day period.



                                       38




     Each Offer Employee who becomes employed by Purchaser pursuant to one of the two preceding sentences shall be considered a "Transitioned Employee" from and after his or her Effective Time of Employment.

          (c) From the date hereof through the Closing, Seller shall permit Purchaser to communicate with all Employees of the Seller and the consultants, at reasonable times and upon reasonable notice, concerning Purchaser's plans, operations, business, customer relations and general personnel matters and to interview such employees and consultants and review the personnel records and such other information concerning such employees and consultants as Purchaser may reasonably request (subject to obtaining any legally required written permission of any affected Employee or consultant and to other applicable law), provided that such contacts shall be conducted in a manner that is reasonably acceptable to Seller.

          (d) Seller shall be solely responsible for any and all liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment (including without limitation, severance or separation pay or benefits or other similar compensation or benefits under any applicable law, regulation or benefit plan) (i) to or with respect to any Employee other than a Transitioned Employee, whether as a result of the consummation of the transactions contemplated hereby or otherwise, and whether before, on or after the Closing Date, or (ii) to any Transitioned Employee, whether as a result of (A) the consummation of the transactions contemplated hereby, (B) any event occurring before the Closing or (C) any action or failure to act of Seller. Except as provided in this Section 6.1.1(d), Purchaser shall be solely responsible for any and all liabilities relating to or arising in connection with any actual, constructive or deemed termination of employment of any Transitioned Employee with Purchaser after such Transitioned Employee's Effective Time of Employment.



                                       39




                  6.1.2  Certain Benefits.
                         ----------------

          (a) From and after the Closing Date, Seller shall remain solely responsible for any and all liabilities relating to or arising in connection with (i) the requirements of Section 4980B of the Code to provide continuation of health care coverage under any benefit plan in respect of (A) Employees who are not Transitioned Employees, and their beneficiaries and dependents, and (B) Transitioned Employees and their beneficiaries and dependents arising as a result of qualifying events that occur on or before the Transitioned Employee's Effective Time of Employment, and (ii) claims for benefits incurred by Transitioned Employees and their beneficiaries and dependents before the Transitioned Employee's Effective Time of Employment. The foregoing notwithstanding, Purchaser shall be responsible for any and all liabilities relating to or arising in connection with (i) the requirements of Section 4980B of the Code to provide continuation of health care coverage in respect of Transitioned Employees and their beneficiaries and dependents arising as a result of qualifying events after the Transitioned Employee's Effective Time of Employment, and (ii) claims for benefits incurred by Transitioned Employees and their beneficiaries and dependents after the Transitioned Employee's Effective Time of Employment.

          (b) For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, commencement of disability or accident giving rise to such benefits; (ii) salary continuation or other short-term disability benefits, or long-term disability, upon the event or commencement of the condition resulting in the disability giving rise to such benefit; (iii) hospital-provided health, dental, prescription drug or other benefits, which become payable with respect to any hospital confinement, upon commencement of such confinement; and (iv) health, dental and/or prescription drug benefits, upon provision of such services, materials or supplies.


                                       40




                  6.1.3  Workers' Compensation.
                         ---------------------

          (a) From and after the Closing Date: (i) Seller shall remain solely responsible for any and all liabilities relating to or arising in connection with any and all claims for workers' compensation benefits (x) incurred by or in respect of any Employee who is not a Transitioned Employee on, prior to or after the Closing Date, and (y) incurred by or in respect of Transitioned Employees on or before the Closing Date and (ii) Purchaser shall be solely responsible for any and all liabilities to or in respect of any Transitioned Employee relating to or arising in connection with any and all claims for worker's compensation benefits incurred after the Closing Date.

          (b) For purposes of this Section 6.1, a claim for workers' compensation benefits shall be deemed to be incurred when the first event giving rise to the claim occurs.


                  6.1.4  Employment Taxes.
                         ----------------

          (a) Seller and Purchaser shall (i) treat Purchaser as a "successor employer" and Seller as a "Predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transitioned Employees who are employed by Purchaser for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA"), and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.

          (b) At the reasonable request of Purchaser with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Seller shall and Purchaser shall (i) treat Purchaser as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transitioned Employees who are employed by Purchaser, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transitioned Employee for the calendar year within which the Closing Date occurs.



                                       41




                  6.1.5  401(k) Plan.
                         -----------

                  With respect to all periods and employee contributions made through the Closing Date, Seller shall contribute to its 401(k) plan all matching contributions required thereunder, and shall vest all matching contributions with respect to Employees as of the Closing Date. In addition, Seller shall take all necessary actions to cause the 401(k) plan to allow distributions to Employees of their account balances under the 401(k) plan, in accordance with the provisions of Code Section 401(k)(10).


            6.2   Reasonable Efforts to Close.
                  ---------------------------

            During the period commencing on the date of the execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use reasonable efforts to comply promptly with all requests or requirements which applicable federal or state law or governmental officials may impose on them with respect to the transactions which are the subject of this Agreement, and to consummate such transactions as promptly as practicable. The reasonable efforts of Purchaser and Seller shall include, without limitation, good faith response, in cooperation with each other, to all requests for information, documentary or otherwise, by any governmental agency. Each party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Article 9.


            6.3   Disclosures.
                  -----------

            Except as required by law or occurring after the Closing, neither Seller nor Purchaser, without the prior written consent of the other (which will not be unreasonably withheld), will make any press release or any similar public announcement concerning the transactions contemplated hereby. Except as required by law or occurring after the Closing, no written or oral announcement or private disclosure with respect to the transactions contemplated hereby will be made to any person unrelated to Seller or Purchaser unless jointly approved by Seller and Purchaser. If disclosure is required by law, the disclosing party shall consult in advance with the other party and attempt in good faith to reflect such other party's concerns in the required disclosure.



                                       42




            6.4   Books and Records and Information.
                  ---------------------------------

                  6.4.1 Purchaser agrees that all documents delivered to Purchaser by Seller pursuant to this Agreement and all documents of the Business (including, but not limited to, files, books and records) shall after the Closing be open for inspection by representatives of Seller at any time during regular business hours for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in
          Section 6.4.2 hereof and that Seller may during such period at its expense make such copies thereof as it may reasonably request. Seller agrees that all documents that are retained by Seller after the Closing Date and that are related to the Business (other than tax records of Seller) shall be open for inspection by representatives of Purchaser at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 6.4.2 hereof and that Purchaser may during such period at its expense make such copies thereof as it may reasonably request.


                  6.4.2 Without limiting the generality of Section 6.4.1, for a period ending on the sixth anniversary of the Closing Date, neither Purchaser nor Seller shall destroy or give up possession of any item referred to in Section 6.4.1 hereof without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit.


                  6.4.3  Purchaser shall use reasonable efforts to afford
          Seller access to Employees who were previously employees of Seller, and remain in the employ of Purchaser or its affiliates, as Seller shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by Purchaser in connection with this Section 6.4.3 shall be paid or promptly reimbursed by Seller.



                                       43

            6.5   Tax Matters.
                  -----------


                  6.5.1  Taxes Through Closing Date.
                         --------------------------

                  Seller shall be solely responsible for and shall indemnify and hold harmless Purchaser for all Taxes with respect to the Purchased Assets for or pertaining to all periods up to and including the Closing Date, and Purchaser shall be responsible for and indemnify and hold harmless Seller for all Taxes with respect to the Purchased Assets for or pertaining to all periods thereafter except that any Taxes imposed upon the ownership of property on a particular date, or similar tax, shall be prorated over the period ending on the Closing Date and the period thereafter. Any claim for indemnification hereunder shall be subject to the procedures set forth in Section 11.4 hereof.


                  6.5.2  Cooperation and Exchange of Information.
                         ---------------------------------------

                  Purchaser shall provide Seller with such cooperation and information as Seller reasonably may request with respect to the filing of any Return, amended Return or claim for refund, the determination of a liability for Taxes, or a right to refund of Taxes, or the conduct of any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which Purchaser may possess concerning the Business. Purchaser shall make its employees available to Seller on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding the foregoing, Purchaser shall not be required to prepare any documents, or determine any information not then in its possession in response to a request under this Section 6.5.2. Seller shall reimburse Purchaser for any reasonable out-of-pocket costs incurred by Purchaser in providing any Return, document or other written information, and shall reimburse Purchaser for any reasonable out-of-pocket costs (including regular wages, salaries and traveling expenses) of making employees available, upon receipt of reasonable documentation of such costs. Except as



                                       44



          otherwise provided in Section 1.2(c) hereof, Purchaser shall retain all Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Any information obtained under this Section 6.5.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.


                  6.5.3  Allocation/Tax Position.
                         -----------------------

                  The allocation of the Purchase Price to the Purchased Assets and post-Closing Tax treatment of the transaction shall be as specified by Purchaser in accordance with Section 1060 of the Code and shall be reported on IRS Form 8594. Neither party shall assert any position inconsistent therewith at any time after the Closing.


            6.6   Cure of Defaults.
                  ----------------

            Seller shall, on or prior to the Closing, provide evidence satisfactory to Purchaser that it has paid any and all Cure Costs and cured any and all defaults and breaches under and satisfied (or, with respect to any Assumed Liability or obligation that cannot be rendered non-contingent and liquidated prior to the Closing Date, made effective provision reasonably satisfactory to Purchaser and the Bankruptcy Court for satisfaction from funds of Seller of) any liability or obligation arising from or relating to pre-Closing periods under the Purchased Contracts and Leases, and any other executory contracts and unexpired leases to be assumed by Seller and assigned to Purchaser or Purchaser's designated transferee(s), so that such contracts and leases may be assumed by Seller and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code, the Sale Order and this Agreement. Seller shall be solely responsible for payment of all Cure Costs and curing all defaults and the Sale Order shall so provide.



                                       45



            6.7   Required Consents.
                  -----------------

            Seller shall use commercially reasonable best efforts, prior to the Closing, to (i) obtain the Sale Order and all consents required in connection with the transactions contemplated hereby, including, without limitation, any consents required to be obtained in connection with the assumption and assignment of the Purchased Contracts and Leases (the "Required Consents") and (ii) undertake all actions required pursuant to the Sale Order and all Required Consents. Purchaser shall provide reasonable cooperation and assistance to Seller in Seller's efforts to obtain any Required Consents; provided, however, that Purchaser shall not be required to incur or be liable for any expenses, costs or obligations in connection therewith.


            6.8   Filings; Other Action.
                  ---------------------

            Subject to the terms and conditions hereof, as promptly as practicable, Seller and Purchaser shall (a) use commercially reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits, or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States and the several states or the District of Columbia and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Proposed Transaction and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, or authorizations, and
(b) using all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, Seller will promptly provide to Purchaser, and Purchaser will promptly provide to Seller, copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental bodies, on the other hand, with respect to this Agreement and the transactions contemplated hereby. The parties acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers, or similar third party actions that are material to the consummation of the transactions contemplated hereby, and each party agrees to take all commercially reasonable actions as are necessary, to complete such notifications and obtain such clearances, approvals, waivers, or third party actions.



                                       46



            6.9   Permit Transfers.
                  ----------------

            Seller shall use commercially reasonable best efforts, at and as of the Closing, to cause the transfer, reissuance or modification of any Permits (including, without limitation environmental Permits, if any) to the extent that such is required to cause the Permits to remain in full force and effect in the possession of the Purchaser after the Closing. Purchaser shall provide reasonable cooperation and assistance to Seller in Seller's efforts to transfer, reissue or modify any such Permits; provided, however, that Purchaser shall not be required to incur or be liable for any expenses, costs or obligations in connection therewith.


            6.10  Bankruptcy Covenants.
                  --------------------

          (a) Seller shall promptly provide Purchaser with proposed final drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court which relate to the approval or consummation of the transactions contemplated hereby, this Agreement, or any provision therein or herein, and will provide Purchaser and its counsel with reasonable opportunity, but in any event not less than 48 hours before filing such papers, to review and comment on such filings.

          (b) Without limiting the generality of Section 6.10(a) hereof, within three (3) business days after execution of this Agreement, Seller shall file with the Bankruptcy Court a motion and supporting papers (the "Procedures Motion") in substantially the form attached hereto as Exhibit A to this Agreement and satisfactory to Purchaser and its counsel, seeking the Bankruptcy Court's entry of an order (the "Procedures Order"), which shall include, without limitation, the following provisions (except as waived in writing or on the record at the hearing on the Procedures Motion by Seller and Purchaser):



                                       47




               (i) scheduling the date(s) for the auction and hearing (the "Sale Hearing") to consider entry of the Sale Order; and

               (ii) the establishment of commercially reasonable bidding procedures and requirements regarding competing bids ("Competing Bids"), including (among other things) (x) a minimum initial incremental bidding requirement of not less than $750,000 greater overall value to Seller than that provided by the Proposed Transaction, (y) subsequent incremental bidding requirements of at least $200,000 in excess of the higher of (A) the last bid or (B) the initial Competing Bid amount, and (z) in the event a Competing Bid is chosen by Seller as the highest or best offer for the Purchased Assets pursuant to the requirements and provisions of the Procedures Order (an "Alternative Transaction"), payment to Purchaser of a break-up fee in the amount of $225,000 and expense reimbursement not to exceed $112,500, which payments shall constitute an administrative expense of Seller pursuant to section 503(b) of the Bankruptcy Code entitled to a first priority under section 507(a)(1) payable from the sales proceeds of any Alternative Transaction or from other sources.

          (c) Seller shall take such steps necessary to schedule a hearing to approve the Procedures Order on reasonable notice sufficient to satisfy the conditions set forth herein, the requirements of the Bankruptcy Code and related Bankruptcy Rules.

          (d) Without limiting the generality of section 6.10(a) hereof, Seller shall use reasonable best efforts to obtain the Bankruptcy Court's entry of the Sale Order, substantially in the form attached hereto as Exhibit B to this Agreement, approving the transactions contemplated herein within twenty (20) days following the date hereof. The Sale Order shall be in form and substance reasonably satisfactory to Purchaser and its counsel and shall provide, without limitation, that:



                                       48




               (i) as of the Closing Date, the transactions contemplated by this Agreement will effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to Purchaser and shall vest Purchaser with title to the Purchased Assets free and clear of all Liens;

               (ii) the consideration provided by Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Assets;

               (iii) Purchaser is a good faith purchaser of the Purchased Assets, as that term is used in section 363(m) of the Bankruptcy Code, and is entitled to the protections provided by such section;

               (iv) as of the Closing Date, the Purchased Contracts and Leases will have been duly assigned to Purchaser in accordance with sections 365 and 105 of the Bankruptcy Code;

               (v) Seller shall be solely responsible for any and all Cure Costs relating to the assumption and assignment of the Purchased Contracts and Leases; and

               (vi) the Purchased Contracts and Leases will be transferred to, and remain in full force and effect for the benefit of Purchaser (or its designated transferee(s)), notwithstanding any provision in any such contract or lease or in applicable law (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts or limits in any way such assignment or transfer.

          (e) Seller shall take such steps necessary to schedule the Sale Hearing on reasonable notice sufficient to satisfy the conditions set forth herein, the requirements of the Bankruptcy Code and related Bankruptcy Rules.



                                       49




          (f) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Sale Order, Seller shall promptly after becoming aware thereof notify Purchaser of such notice of appeal, request for a stay pending appeal or motion for reconsideration. Seller shall also provide Purchaser with written notice (and copies) of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs.


            6.11  Executory Contracts and Unexpired Leases.
                  ----------------------------------------

                 Seller shall consult with Purchaser before rejecting any executory contract or unexpired lease included in or related to the Purchased Assets. Schedule 6.11 attached hereto and made a part hereof sets forth all Purchased Contracts and Leases to be assumed and assigned to Purchaser or its designated transferee(s) in accordance with this Agreement, the Sale Order and section 365 of the Bankruptcy Code.


            6.12  Further Assurances.
                  ------------------

                 Each of the parties shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Article 9.


            6.13  Purchase of Seller's European Assets.
                  ------------------------------------

                 Purchaser and Seller shall cooperate and use commercially reasonable efforts to give effect to an agreement of purchase and sale, in a form reasonably satisfactory to Purchaser and Seller, for the transfer of all or substantially all of the assets of Quad Europe Ltd. ("QEL") to Purchaser (the "U.K. Purchase Agreement").




                                       50




ARTICLE 7.  CONDUCT OF BUSINESS PENDING CLOSING.
            -----------------------------------

            7.1   Conduct of Business Pending Closing.
                  -----------------------------------

                  Seller agrees that, during the period between the date of this Agreement and the Closing Date, Seller shall conduct the Business in a manner materially consistent with past practices of Seller, and Seller shall not engage in any transactions out of the ordinary course of business. Furthermore, except as may otherwise be required under this Agreement and insofar as the Business is concerned, Seller will not do any of the following without the prior consent of Purchaser:

               (i) except as set forth in Schedule 7.1(i), incur or permit to be incurred any obligation or other liabilities (exclusive of health and property insurance premiums) which is an Assumed Liability, which would arise after Closing or for which Purchaser would be ultimately responsible, in excess of $5,000 except for Inventory purchases in the normal and ordinary course of business consistent with past practice;

               (ii) except as provided for pursuant to any employee retention plan entered into by Seller as part of its Bankruptcy Case and approved by the Bankruptcy Court, increase the rate of compensation for any of the employees of the Business, except for increases in the ordinary course and consistent with past practices, or otherwise enter into or alter any employment, consulting, or service agreement respecting the Business;

               (iii) commence, enter into, or alter any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retirement, or incentive plan or any fringe benefit plan for the Employees;

               (iv) sever or terminate any of the Employees except for cause in the ordinary course of the Business it being acknowledged by Purchaser that, in the foregoing case, Purchaser's consent shall not be unreasonably withheld or delayed;



                                       51




               (v) except as disclosed on Schedule 7.1(v), make or commit to any capital expenditure in excess of $10,000 or make or commit to such expenditures which would, in the aggregate, exceed $25,000;

               (vi) merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

               (vii) lease, license, or otherwise surrender, relinquish, encumber, or dispose of any Purchased Assets other than the disposition of obsolete or damaged assets in the ordinary course of business or the sale of Inventory in the ordinary course of business; provided, however, that Seller may comply with the Procedures Order;

               (viii)except as set forth on Schedule 2.4(b), change any method of accounting or accounting practice used by it, except for any change required or permitted by GAAP regulation or rules of the Securities Exchange Commission; or

               (ix) agree or commit to do any of the foregoing.


            7.2   Access and Information.
                  ----------------------

                  Seller shall grant to Purchaser and to Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives, reasonable access during normal business hours for the period from the date hereof to the Closing, to all its books, records, properties and personnel (other than consultants not listed on Schedule 6.1(c)), and, during such period, shall furnish as promptly as practicable to Purchaser
(a) a copy of each material report, schedule, and other document filed or received by them pursuant to the requirements of laws and (b) all other information as Purchaser reasonably may request in furtherance of the transactions contemplated hereby, provided that Purchaser shall not disclose any competitively sensitive information (unless Purchaser is legally compelled to do so in which case Purchaser shall provide Seller with prompt written notice of the legal requirement to disclose so that Seller may seek a protective order or other appropriate remedy) and provided further, that no investigation pursuant to this Section 7.2 or otherwise shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.



                                       52




            7.3   Cooperation.
                  -----------

                  Purchaser shall have the right to have its designated representatives, as identified to Seller in writing from time to time (the "Designated Purchaser Representatives"), present at the principal offices of Seller during reasonable business hours from the date hereof until the Closing. Such Designated Purchaser Representatives shall have the right to review and become familiar with the conduct of the Business and shall be available to be consulted and shall have authority on behalf of Purchaser in regard to consultation in regard to Material Decisions (as defined below in this Section 7.3). Purchaser shall take all reasonable actions necessary to ensure that its Designated Purchaser Representatives will be readily available during normal business hours. Without notice to and consultation with the Designated Purchaser Representatives (but not subject to their consent), Seller shall not take any action involving any Material Decision. "Material Decision" shall mean, for purposes of this Agreement, entering into, terminating, or materially amending or waiving any of Seller's rights in respect of any of the following to the extent the same may materially affect the Purchased Assets or operations of the Business following the Closing: (i) any Contract, Personal Property Lease, Real Property Lease or Customer Order; (ii) any purchase order for products or supplies involving in excess of $5,000 in any instance to be delivered, or the payment for which shall become due, after the Closing; (iii) the acceptance of any material Customer Order that deviates in any material respect from the terms and conditions of current pricing policies; (iv) any action to respond to any material customer or regulatory complaint outside of the normal course of business; (v) any general communication with customers related to the Business or the transactions contemplated hereby; or (vi) a material change in pricing, promotional, marketing or any other decision that would affect in any material respect any of Seller's customary profit margins.




                                       53




ARTICLE 8.  OTHER AGREEMENTS.
            ----------------

            8.1   Covenant Not to Compete.
                  -----------------------

          (a) Seller agrees that, as part of the consideration for the payment by Purchaser of the Purchase Price, for a period of five (5) years immediately following the Closing Date, neither Seller nor any of its divisions or subsidiaries will, directly or indirectly, operate, perform, have any interest in or otherwise be engaged in or concerned with a business which develops, manufactures, prepares, sells, installs or distributes products or performs services in competition with the Business. For these purposes, ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of 10% of any class of such securities shall not be considered to be competition with Purchaser.

          (b) Further, Seller agrees that for a period of five (5) years following the Closing Date neither Seller nor any of its related or affiliated entities will induce any of Seller's employees hired by Purchaser on the Closing Date to terminate his or her relationship with Purchaser and to work in a business that competes with the Business.

          (c) Each of Seller and Purchaser acknowledges that the restrictions on its activities under Sections 8.1(a) and (b) hereof (as the case may be) are necessary for the reasonable protection of Purchaser and Seller (as the case may be) and constitute a material inducement to Purchaser's entering into and performing this Agreement. Each of Seller and Purchaser further acknowledges, stipulates and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to the other party for which there will be no adequate remedy at law and further agrees that in the event of any breach of said obligations and agreements, the other party and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances.




                                       54




          (d) The restrictions set forth in this Section 8.1 shall not apply to any corporation or other business entity which shall be the surviving or resulting corporation following a merger or consolidation in which Seller is a constituent corporation so long as such corporation or other entity, following such merger or consolidation, is not directly or indirectly controlled or operated by the persons who directly or indirectly controlled Seller on Closing or immediately before any such merger or consolidation.


            8.2   Collection of Accounts Receivable on Behalf of Seller.
                  -----------------------------------------------------

            On or before Closing, Purchaser and Seller shall enter into an agreement in a mutually acceptable form wherein, among other obligations, Purchaser shall agree to act as the agent of Seller and use commercially reasonable efforts to attempt to collect Seller's accounts receivable and forward such amounts collected, less administrative fees, to Seller or to any trust or other entity designated by Seller or pursuant to any order of the Bankruptcy Court (the "Receivables Collection Agreement").



ARTICLE 9.  CLOSING DATE; CONDITIONS AND TRANSACTIONS.
            -----------------------------------------

            9.1   Closing Date and Place.
                  ----------------------

            The consummation of the sale and purchase of the Business contemplated by this Agreement (the "Closing") will take place at the offices of counsel to Seller at Hangley, Aronchick, Segal & Pudlin, One Logan Square, Philadelphia, PA at 10:00 a.m. eastern time on June 29, 2001, or at such other earlier date and time as may be mutually agreeable to the parties hereto (the "Closing Date"). The parties hereto agree that the Closing may be effected by facsimile.

            9.2   Conditions Precedent to the Obligations of Purchaser.
                  ----------------------------------------------------

            The obligations of Purchaser under this Agreement are subject to the fulfillment by Seller prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Purchaser:




                                       55



                  9.2.1  No Injunctive Proceedings.
                         -------------------------

                  No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.


                  9.2.2  Representations and Warranties.
                         ------------------------------

                  All representations and warranties of Seller contained in this Agreement (disregarding all qualifications and exceptions contained therein related to materiality) shall be true in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes permitted pursuant to this Agreement and except for such changes contemplated and permitted by this Agreement and except for breaches that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Purchased Assets or the results of the operation of the Business.


                  9.2.3  Performance of Agreements, Instruments of Transfer.
                         --------------------------------------------------

                  Seller shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Seller pursuant to the terms hereof on or prior to the Closing Date, and Seller shall have tendered to Purchaser the documents, instruments and certificates required by Article 10 hereof.


                  9.2.4  Compliance Certificate.
                         ----------------------

                  Seller shall have delivered to Purchaser its certificate, dated the Closing Date, executed on its behalf by its duly authorized representative, as to the fulfillment of the conditions set forth in Sections 9.2.2 and 9.2.3 hereof.


                  9.2.5  Material Changes.
                         ----------------

                  There shall not have been any material adverse effect on the Purchased Assets or the results of the operation of the Business from the date hereof to the Closing Date.



                                       56



                  9.2.6  Consents, etc.
                         -------------

                  All Required Consents shall have been obtained by Seller or deemed by operation of the Sale Order to have been given and shall be in full force and effect, including, without limitation, any Required Consents required to be obtained in connection with the assumption and assignment of the Purchased Contracts and Leases, and Purchaser shall have been furnished with evidence reasonably satisfactory to it that each such Required Consent has been either (i) expressly granted, or (ii) deemed, by operation of the Sale Order, to have been given.


                  9.2.7  Government Requirements.
                         -----------------------

                  Any person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with, or obtain any consent or approval required under, any government requirements, shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.


                  9.2.8  Sale Order.
                         ----------

                  The Sale Order shall have been entered by the Bankruptcy
     Court within twenty (20) days following the date hereof. The Sale Order shall have been entered in form and substance satisfactory to Purchaser and its counsel and shall not be stayed or reversed, ordered to be reconsidered, or, in any manner not approved by Purchaser, amended or modified.



                                       57




                  9.2.9  Procedures Order.
                         ----------------

                  The Procedures Order shall have been entered by the Bankruptcy Court in accordance with Section 6.10 hereof. The Procedures Order shall been entered in form and substance satisfactory to Purchaser and its counsel and shall have become effective in accordance with its terms, and, specifically, the break-up fee and expense reimbursement provisions contained therein, shall have been approved and remain in full force and effect, and shall not have been stayed, vacated, modified or supplemented without Purchaser's prior consent. Seller shall have complied with the terms of the Procedures Order.


                  9.2.10  Certain Senior Management.
                          -------------------------

                  Those individuals identified on Schedule 9.2.10 attached hereto and made a part hereof who are currently employed by Seller shall have come to a satisfactory agreement on terms of employment with Purchaser.


                  9.2.11  Settlements.
                          -----------

                  Seller shall have (A) resolved or settled, to the satisfaction of Purchaser, any and all actions, suits, proceedings, arbitrations, or investigations pertaining to Seller and Mirae, (B) complied with all requirements of Section 4.1.5 hereof, and (C) Purchaser shall be reasonably satisfied that Seller's litigation with Zevetech will not have a material adverse effect on the Purchased Assets.


                  9.2.12  Amendment of Samsung Agreements and Assignment of
                          -------------------------------------------------
                          Intellectual Property Rights.
                          ----------------------------

                  Seller shall have amended the Samsung Technology License and the Samsung Software License in a form reasonably satisfactory to Purchaser (the "Amended Samsung Agreements"). The Amended Samsung Agreements shall provide, among other provisions, that Seller, or its assignees, shall have the right to (i) manufacture tape-feeders following the Closing; and (ii) use the Q-Soft software to manufacture tape-feeders. In the event that the conditions of this Section 9.2.12 are satisfied, the Amended Samsung Agreements shall form part of the Assumed Contracts.




                                       58




                  9.2.13  Intentionally Omitted.


                  9.2.14  Name Change.
                          -----------

                  Seller shall have prepared for filing on the Closing Date a change of name certificate to effect the change of name of Seller to a name in the opinion of Purchaser, dissimilar to Quad Systems or any derivatives thereof.


                  9.2.15  U.K. Purchase Agreement and Receivables
                          ---------------------------------------
                          Collection Agreement.
                          --------------------

                  On or prior to Closing, Seller and Purchaser shall have consummated the U.K. Purchase Agreement and any supporting documentation required to give effect to the U.K. Purchase Agreement and shall have entered into the Receivable Collection Agreement.


            9.3   Conditions Precedent to the Obligations of Seller.
                  -------------------------------------------------

            The obligations of Seller under this Agreement are subject to the fulfillment by Purchaser prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:


                  9.3.1  No Injunctive Proceedings.
                         -------------------------

                  No preliminary or permanent injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement or prohibits Purchaser's ownership of the Business shall have been issued and remain in effect.

                  9.3.2  Payment.
                         -------

                  Purchaser shall have delivered to Seller the payment provided for in Section 2.1 hereof.



                                       59




                  9.3.3  Representations and Warranties.
                         ------------------------------

                  Except as otherwise contemplated by this Agreement, all representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.


                  9.3.4  Performance of Agreements, Instruments of Transfer.
                         --------------------------------------------------

                  Purchaser shall have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Purchaser on or prior to the Closing Date and shall have tendered to Seller the documents, instruments and certificates required by
     Article 10 hereof.


                  9.3.5  Compliance Certificate.
                         ----------------------

                  Purchaser shall have delivered to Seller its certificate, dated the Closing Date, executed on its behalf by its President or a Vice President, as to the fulfillment of the conditions set forth in Sections
     9.3.3 and 9.3.4 hereof.


                  9.3.6  Government Requirements.
                         -----------------------

                  Any person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with, or obtain any consent or approval required under, any government requirements, shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.


                  9.3.7  Sale Order.
                         ----------

                  The Sale Order shall have been entered by the Bankruptcy Court and shall not be stayed, reversed, ordered to be reconsidered, amended or modified.



                                       60




                  9.3.8  U.K. Purchase Agreement.
                         -----------------------

                  On or prior to Closing, Seller and Purchaser shall have consummated the U.K. Purchase Agreement and any supporting documentation required to give effect to the U.K. Purchase Agreement and shall have entered into the Receivables Collection Agreement.


            9.4   Non-Compliance with and Termination of this Agreement.
                  -----------------------------------------------------

          (a) Each of the parties hereto agrees to use its reasonable best efforts to bring about the satisfaction of the conditions required to be performed by it hereunder prior to and at the Closing, including, without limitation, compliance with the requirements of Section 6.2 hereof.

          (b) This Agreement may be terminated at any time prior to the Closing without any liability of either party to the other, except as provided in
     Section 9.5 hereof:

               (i) by the mutual agreement of Seller and Purchaser provided, such termination is set forth in writing executed by both parties;

               (ii) at the election of Purchaser, if any of the conditions specified in Section 9.2 hereof shall not have been met by the Closing Date and shall not have been waived in writing by Purchaser;

               (iii) at the election of Seller, if any of the conditions set forth in Section 9.3 hereof shall not have been met by the Closing Date and shall not have been waived in writing by Seller;

               (iv) at the election of Seller or Purchaser, if there is any injunction, stay, order, or decree of any nature of any governmental body of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated hereby;



                                       61




               (v) at the election of Seller, if Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured prior to the scheduled Closing Date and which breach(es), individually or in the aggregate, could reasonably be expected to have a material adverse effect the Seller's ability to consummate the Proposed Transaction;

               (vi) at the election of Purchaser, if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured prior to the scheduled Closing Date and which breach(es), individually or in the aggregate, could have a material adverse effect on the Purchased Assets or the results of the operation of the Business;

               (vii) at any time after twenty (20) days of the signing of this Agreement at the election of Purchaser, if by such date the Sale Order has not been entered;

               (viii) at any time following the date hereof, at the election of Purchaser, if the Procedures Order shall have been amended or modified in any manner which Purchaser has determined, in its reasonable judgment, to be adverse to the interest of Purchaser;

               (ix) at the election of Purchaser, if the Closing does not occur within thirty (30) days of the date of this Agreement;

               (x) at any time following the date hereof, at the election of Purchaser, upon approval by the Bankruptcy Court of any Alternative Transaction; or

               (xi) at the election of Purchaser, if the Bankruptcy Case is converted to chapter 7 of the Bankruptcy Code or a trustee is appointed for the Seller.

          If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided or referenced in
     Section 9.5 hereof.


                                       62




            9.5   Survival After Termination; Break-up Fee;
                  -----------------------------------------
                  Expense Reimbursement.
                  ---------------------

          (a) If this Agreement terminates pursuant to Section 9.4 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and have no further force or effect except that any such termination shall be without prejudice to the rights of (i) Purchaser to receive the damages and payments described in Section 9.5(b) or (ii) Seller to seek damages on account of the nonsatisfaction of the conditions set forth in Article 9 resulting from the material breach or violation of the representations, warranties, covenants or agreements of Purchaser under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 7.2 and 12.8 relating to the obligation of Purchaser to keep confidential and not to use certain information and data obtained by it from Seller and to return documents to Seller shall remain in full force and effect.

          (b) If (i) as of the date of the Sale Hearing (A) Purchaser has not committed any breach of this Agreement, (B) neither Purchaser nor Seller has exercised its right to terminate this Agreement, and (C) Purchaser confirms in writing that it is not aware of any condition of Seller to consummate the Closing which has not been satisfied or which if not satisfied and in Purchaser's control, cannot be satisfied by Purchaser by delivering to Seller such documents to satisfy such condition, (ii) an Alternative Transaction is approved by the Bankruptcy Court and consummated, and (iii) Purchaser remains committed, and is able, to consummate the Proposed Transaction, subject to satisfaction (or waiver) of the conditions set forth in Section 9 hereof, then Purchaser shall be paid simultaneously with the consummation of the Alternative Transaction (1) an amount equal to the reasonable and documented out-of-pocket costs and expenses (including without limitation attorneys', financial advisors', accountants', engineers' and other consultants' fees) incurred by Purchaser not to exceed $112,500 in the aggregate (the "Expense Reimbursement") and
     (2) $225,000 (the "Break-Up Fee").




                                       63



          (c) Payment of the Expense Reimbursement and Break-Up Fee shall be full consideration for the Purchaser's efforts and expenses in connection with the preparation, negotiation and execution of the draft term sheet, this Agreement and the Proposed Transaction, including the substantial due diligence efforts of Purchaser and its professionals and advisors and Seller shall have no further liability hereunder.

          (d) Payment of any Expense Reimbursement and Break-Up Fee due to Purchaser shall be made to the extent possible from the sales proceeds of the Alternative Transaction, but nothing contained herein shall in any way limit Seller's liability for amounts due Purchaser as described herein. The Expense Reimbursement and Break-Up Fee will in any event constitute an administrative expense of Seller pursuant to section 503(b) of the Bankruptcy Code entitled to a first priority under section 507(a)(1) of the Bankruptcy Code payable from the sales proceeds of the Alternative Transaction.


ARTICLE 10. CLOSING DOCUMENTS.
            -----------------

            10.1  Seller's Obligations.
                  -------------------

            On the Closing Date, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets and shall execute and/or deliver to Purchaser all of the following in form and substance reasonably satisfactory to Purchaser and its counsel: 10.1.1Resolutions.

            Copies of resolutions of Seller certified by the Secretary or an Assistant Secretary of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


                  10.1.2  Bill of Sale.
                          ------------

                  A warranty bill of sale, duly executed by Seller, in form and substance reasonably satisfactory to counsel for Purchaser, sufficient to convey, transfer and assign to Purchaser all right, title and interest of Seller in and to the Purchased Assets free and clear of all Liens in accordance with this Agreement.



                                       64



                  10.1.3  Assignments.
                          -----------

                  Assignments of the Intellectual Property Rights, Customer Orders, Unfilled Purchase Orders, Contracts, Personal Property Leases, Real Property Leases, Environmental Permits, and Licenses and Permits, duly executed by Seller, in form and substance reasonably satisfactory to counsel for Purchaser, and all consents which Seller is able to obtain therefor, or permitted alternate arrangements with respect thereto, such consents to be in form and substance reasonably satisfactory to counsel for Purchaser.


                  10.1.4  Books and Records.
                          -----------------

                  Except as otherwise provided in Section 1.2(c) hereof, all books and records of the Business.


                  10.1.5  Compliance Certificate.
                          ----------------------

                  The certificate required by Section 9.2.4 hereof.


                  10.1.6  FIRPTA Certificate.
                          ------------------

                  A certificate that Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).


                  10.1.7  Court Docket.
                          ------------

                  A certified copy of the Bankruptcy Court's docket sheet for the Bankruptcy Case dated as of the Closing Date.


                  10.1.8  Opinion of Counsel.
                          ------------------

                  An opinion of counsel to the Seller, Hangley, Aronchick, Segal & Pudlin, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, which opinion shall be subject to customary assumptions, qualifications and limitations, and be limited in scope to provide that, as of a specified time on the Closing Date, the Sale Order has been (i) signed, (ii) filed and docketed in the Bankruptcy Case in the Office of the Clerk of the Bankruptcy Court, and (iii) has not been appealed or stayed and no request for rehearing has been filed with the Bankruptcy Court with respect to the Sale Order.


                                       65



            10.2  Purchaser's Obligations.
                  -----------------------

            At the Closing, Purchaser shall deliver to Seller the following:


                  10.2.1  Resolutions.
                          -----------

                  Copies of resolutions of Purchaser certified by the Secretary or an Assistant Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


                  10.2.2  Assumption Agreement.
                          --------------------

                  An assignment and assumption agreement, duly executed by Purchaser, in form and substance reasonably satisfactory to counsel for Seller, sufficient to effect the assumption by Purchaser of the Assumed Liabilities.


                  10.2.3  Payment.
                          -------

                  Funds in the amounts and payable as set forth in Section 2.1 hereof and all other payments required to be made by Purchaser on or prior to the Closing Date pursuant to the provisions of this Agreement.


                  10.2.4  Compliance Certificate.
                          ----------------------

                  The certificate required by Section 9.3.5 hereof.


            10.3  Joint Obligations.
                  -----------------

                  The parties will deliver each to the other the certificates, records, schedules, and the other documents required by the terms of this Agreement.



                                       66




ARTICLE 11. INDEMNIFICATION.
            ---------------

            11.1  Indemnification by Seller.
                  -------------------------

            Subject to the limits set forth in this Article 11, Seller agrees to indemnify, defend and hold Purchaser and each of Purchaser's shareholders, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons are collectively hereinafter referred to as "Purchaser's Indemnified Persons"), harmless from and against any and all loss, liability, damage or deficiency (including interest, penalties, costs of preparation and investigation, and reasonable attorneys' fees) (collectively "Losses") that Purchaser's Indemnified Persons may suffer, sustain, incur or become subject to, arising out of or due to: (a) the breach of any representations or warranty of Seller in this Agreement; (b) the breach of any representation or Warranty of QEL in the U.K. Purchase Agreement; (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Seller under this Agreement; (d) the non-fulfillment of any covenant, undertaking, agreement or other obligations of QEL under the U.K. Purchase Agreement; or (e) any Losses arising out of or resulting from any Excluded Liability under this Agreement or under the U.K. Purchase Agreement.


            11.2  Indemnification by Purchaser.
                  ----------------------------

            Subject to the limits set forth in this Article 11, Purchaser agrees to indemnify, defend and hold Seller and Seller's affiliates, officers, directors, employees, agents, successors and assigns (Seller and such persons are hereinafter collectively referred to as "Seller's Indemnified Persons"), harmless from and against any and all Losses that Seller's Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) the breach of any representation or warranty of Purchaser in this Agreement; (b) the breach of any covenant, undertaking, agreement or other obligation of Purchaser under this Agreement, including but not limited to, the discharge of the Assumed Liabilities; (c) the manufacture, sale, shipment or other distribution of the products of the Business by Purchaser after the Closing Date; (d) the ownership, operations or control of the Business after the Closing Date; or (e) Purchaser's obligations under the Real Property Leases.



                                       67



            11.3  Survival of Representations and Warranties: Threshold and
                  ---------------------------------------------------------
                  Deductible.
                  ----------

            The several representations and warranties of the parties contained in this Agreement or in any document delivered pursuant hereto including, without limitation, the U.K. Purchase Agreement, and the parties' right to indemnity in accordance with this Article 11 shall survive the Closing Date and shall remain in full force and effect thereafter for a period of time ending on March 31, 2002 and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such period in accordance with Section 11.4 hereof after which they shall terminate and be of no further force or effect. Notwithstanding the foregoing, Purchaser may give notice of, and make a claim relating to, and shall be indemnified in connection with: (i) the breach of the representations and warranties contained in Section 4.1.7 hereof, at any time prior to sixty (60) days after the expiration of the appropriate statute of limitations and any extensions thereof; (ii) any breach of the representations and warranties contained in Section 4.1.18 hereof occurring before March 31, 2002 after which such representation and warranty shall terminate and be of no further force or effect; and (iii) any breach of the representations and warranties contained in
Section 4.1.17 hereof, at any time. Except as provided in Section 11.6 hereof, anything to the contrary contained herein notwithstanding, neither party shall be entitled to any recovery from the other party with respect to any inaccuracy or breach of warranties or representations in this Agreement, the U.K. Agreement or both this Agreement and the U.K. Agreement unless and until the amount of such Loss suffered, sustained or incurred by the asserting party, or to which such party becomes subject, by reason of an inaccuracy or breach under this Agreement, the U.K. Agreement or both this Agreement and the U.K. Agreement, shall exceed $250,000 calculated on a cumulative basis and not a per item basis (the "Basket Amount"), and then only with respect to the excess over the Basket Amount but in no event shall either party be liable to the other in an aggregate amount in excess of $5.8 million (the "Cap"). The Basket Amount and the Cap shall not be applicable to any Tax Claim, claims arising under Section 4.1.18, or to Losses based on fraud, willful misrepresentation or deceit by Seller. The covenants in this Agreement shall survive in accordance with their respective terms.

            For the purposes of this Agreement, "Tax Claim" shall mean any claim arising out of or otherwise in respect of (i) Section 4.1.7 hereof, or
(ii) any Excluded Liability included in Section 3.2(d) or 3.2(e) hereof.



                                       68



            11.4  Notice and Opportunity to Defend.
                  --------------------------------

            If there occurs an event which either party asserts is an indemnifiable event pursuant to Sections 11.1 or 11.2 hereof, the party seeking indemnification (the "Indemnitee") shall notify the party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves (a) any claim, or (b) the commencement of any action or proceeding by a third person, the Indemnitee will give the Indemnitor written notice of such claim or the commencement of such action or proceeding within fifteen (15) days of Indemnitee's becoming aware thereof; provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility or does not respond within such 30-day period, the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor and reasonably satisfactory to the Indemnitee, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue. If the Indemnitor does respond within such 30-day period and rejects responsibility for such matter in whole or in part, the Indemnitee shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate in a non-controlling manner and at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained or refused (but in no event more than 15 days after such consent is requested) the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement which the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter. The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter.



                                       69



            11.5  Reduction for Insurance.
                  -----------------------

            The amount which the Indemnitor is required to pay to, for, or on behalf of the Indemnitee pursuant to this Article 11 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment". If the Indemnitee shall have received, or if the Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.


            11.6  Environmental Indemnification and Procedures.
                  --------------------------------------------

          (a) Seller shall indemnify, defend and hold harmless on a first-dollar basis without regard to the Basket Amount and the Cap, Purchaser from and against any and all Losses incurred or suffered by Purchaser to the extent that the Losses arise by reason of, or result from (i) the failure of any representation or warranty of Seller contained in Section 4.1.18 hereof to have been true in all material respects when made and as of the Closing Date, (ii) the presence of any and all environmental conditions, environmental liabilities or Hazardous Substances at, in, by, from, or related to, the facilities of the Business that arose, commenced, occurred or existed prior to the Closing Date, or (iii) recycling, reclamation, incineration, or the arrangement of transportation, by Seller in the operation of the Business of any Hazardous Substances that occurred on or before the Closing Date.



                                       70




          (b) The parties agree that in the event a claim for indemnification is made pursuant to subparagraph (a) above, then, in lieu of the procedures set forth in Section 11.4 hereof, the following procedures shall apply:

          In seeking indemnification for a claim under this Section 11.6 ("Environmental Claim"), Purchaser shall promptly notify Seller of the assertion of any Environmental Claim in respect of which indemnity may be sought hereunder and will give Seller such information with respect thereto as Seller may reasonably request, but failure to give such notice shall not relieve Seller of any liability hereunder. Seller shall have the right, but not the obligation, exercisable by written notice to Purchaser within 30 days of receipt of notice from Purchaser of the Environmental Claim in respect of which indemnity may be sought hereunder, to assume the defense of the Environmental Claim; provided, however, that if any action is required prior to the expiration of Seller's 30-day response period in order to preserve the rights of Purchaser, Purchaser shall so notify Seller and Purchaser may assume the defense of the Environmental Claim until Seller responds, subject to the right of Seller to control such action as provided below unless Seller provides written notice that it will timely perform such required action. In such event, Seller shall have full control over any actions, including, without limitation, any remedial action, negotiation or litigation and settlement thereof, in connection with any such Environmental Claim, provided that:

               (i) if remedial action or other action proposed to be taken by Seller in settlement of the Environmental Claim would materially and adversely affect Purchaser's operation of its business, including any material impairment in its relationships with customers, suppliers, the government, or the general public, such action shall not be taken without Purchaser's prior written consent (which consent shall not be unreasonably withheld); provided, however, Purchaser's consent is not required if Seller agrees to compensate Purchaser for any Losses resulting from the remedial action's effect on Purchaser's operation of the Business;

               (ii) Seller shall not compromise or settle any Environmental Claim unless such compromise or settlement provides only for the payment of money, provides a complete release of Purchaser, and does not materially and adversely affect Purchaser's operation of the Business without Purchaser's consent (which consent shall not be unreasonably withheld); and



                                       71




               (iii) Purchaser may participate in (but not control) the settlement or defense of an Environmental Claim through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall be borne by Purchaser.


            11.7  Priority of Purchaser's Indemnification Claims.
                  ----------------------------------------------

            Any claim for indemnification by the Purchaser against the Seller arising under this Agreement shall constitute an expense of administration in the Bankruptcy Case under section 503(b) of the Bankruptcy Code entitled to a first priority under section 507(a)(1) of the Bankruptcy Code.


            11.8  No Double Recovery.
                  ------------------

            Purchaser agrees that any recovery by Purchaser (or its affiliate signing the U.K. Agreement) or any of Purchaser's Indemnified Persons QEL under the U.K. Agreement shall be credited against Seller's obligations under Section
11.1 (insofar as they relate to the U.K. Agreement or the transaction contemplated thereby) in order to preclude any duplicative recovery, and any amount paid by Seller pursuant to Section 11.1 on account of the U.K. Agreement or the transaction contemplated thereby likewise shall be credited against QEL's indemnification obligations under the U.K. Agreement.



ARTICLE 12. MISCELLANEOUS.
            -------------

            12.1  Expenses.
                  --------

            Except as otherwise set forth in this Agreement and except that a party not in breach of this Agreement shall be entitled to recover from a breaching party all expenses and costs incurred by the non-breaching party by reason of such breach (including, without limitation, all legal expenses and costs), each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.


            12.2  Intentionally Omitted.



                                       72



            12.3  Notices.
                  -------

            All notices, requests, demands and other communications given hereunder (collectively, "Notices") shall be in writing and personally delivered, sent by telecopier or telex or mailed by registered or certified mail, postage prepaid, as follows:

                  12.3.1  If to Seller at:
                          ---------------

                          Prior to Closing:
                          ----------------
                          At the Seller's regular business address.

                          Port-Closing: At an address to be provided by Seller
                          ------------
                          prior to Closing.

                          with a copy to:
                          Hangley, Aronchick, Segal & Pudlin
                          One Logan Square
                          Philadelphia, PA  19103
                          Attention Thomas F. Hurley, Esq.

                          If to Purchaser at:
                          -------------------
                          Tyco Electronics Corporation
                          2901 Fulling Mill Road
                          Middletown, PA
                          Attention: Harold Barnes, Controller

                          with a copy to:
                          Tyco Electronics Corporation
                          Mailstop R20-2B
                          307 Constitution Avenue
                          Menlo Park, CA 94025
                          Attention: Stephen E. Creager, General Counsel
                          Telecopier: 650-361-5942

                          and with a copy to:
                          Tyco International (US) Inc.
                          One Tyco Park
                          Exeter, NH 03833
                          Attention: General Counsel
                          Telecopier: 603-778-7700

                          and with a copy to:
                          Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                          New York, NY 10019-6064
                          Attention: Alan W. Kornberg, Esq.
                          Telecopier: 212-757-3990


                                       73




                  12.3.2 All Notices shall be deemed delivered when actually received if personally delivered, sent by telecopier or telex or three days after having been placed in the mail, addressed in accordance with Sections 12.3.1 or 12.3.2 hereof, as the case may be, provided that any Notice sent by telecopier or telex must immediately be placed in the mail. Each of the parties shall hereafter notify the other in accordance with this Section 12.3 of any change of address to which Notice is required to be mailed.


            12.4  Counterparts.
                  ------------

            This Agreement, and any subsequent amendments thereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.5  Entire Agreement.
                  ----------------

            This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.


            12.6  Headings.
                  --------

                 The headings contained in this Agreement and in the schedules hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


            12.7  Assignment and Amendment of Agreement.
                  -------------------------------------

            This Agreement shall be binding upon the respective successors and assigns of the parties hereto. This Agreement may be amended only by written agreement of the parties hereto, duly executed by an authorized representative of each of the parties hereto. Notwithstanding the forgoing, Purchaser shall have the absolute right to assign this Agreement, in whole or in part, to an affiliate.



                                       74



            12.8  Governing Law.
                  -------------

            This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made in that state without giving effect to the conflict of laws principles thereof.


            12.9  Failure to Close.
                  ----------------

            If for any reason this Agreement is terminated prior to the Closing, Purchaser shall return to Seller all documents and other information, including all originals and all copies thereof, theretofore delivered to Purchaser by Seller. Purchaser shall not retain copies of any such documents or other information, and shall not thereafter for a period of five years disclose to any person for any purpose or use any information conveyed to Purchaser in connection with the transactions contemplated by this Agreement, except for such information which was: (a) possessed by Purchaser prior to the disclosure thereof by Seller; (b) disclosed to Purchaser by an independent third party without a violation of any obligation of confidentiality on the part of such third party to Seller; or (c) ascertainable from public or published information or trade sources.


            12.10 Intentionally Omitted.


            12.11 No Third Party Rights.
                  ---------------------

            This Agreement is not intended and shall not be construed to create any rights in any parties other than Seller and Purchaser and no person shall have any rights as a third party beneficiary hereunder, including, without limitation, any rights with respect to the provisions of Section 6.1 hereof.


            12.12 Non-Waiver.
                  ----------

               The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect.



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            12.13 Severability.
                  ------------

            The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.


            12.14 Incorporation of Schedules.
                  --------------------------

            The schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its schedules as an entirety). In the event of any conflict between the provisions of this Agreement and any such schedule the provisions of this Agreement shall control.


            12.15 Consent to Jurisdiction and Service of Process;
                  ----------------------------------------------
                  Waiver of Jury Trial.
                  --------------------

            All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved by the Bankruptcy Court and the parties hereto each submit to the exclusive jurisdiction of the Bankruptcy Court for the purpose of adjudicating any such dispute; provided, however, that the parties agree that if the Bankruptcy Court does not accept jurisdiction over any such dispute, such dispute shall then be brought exclusively in the courts of the Commonwealth of Pennsylvania located in the city of Philadelphia or of the United States of America for the Eastern District of Pennsylvania and each party hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.


            SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.



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            IN WITNESS WHEREOF, Seller and Purchaser have duly executed and delivered this Agreement as of the day and year first above written.

                                  SELLER


                                  QUAD SYSTEMS CORPORATION, debtor
                                  and debtor-in-possession


                                  By: /s/ Theodore Shoneck
                                      -----------------------------

                                  Its: President
                                       ----------------------------



                                  PURCHASER


                                  TYCO ELECTRONICS CORPORATION


                                  By:  /s/ Paul Timashenka
                                      -----------------------------

                                  Its:  Vice President
                                       ----------------------------






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